Exhibit 10.14
MASTER LEASE AGREEMENT
THIS MASTER LEASE AGREEMENT (this “Lease”) is made as of January __, 2026 (the “Effective Date”), by and between TPG REAL ESTATE LLC (“Lessor”), whose address is 1431 Cinnamon Hill Ln Ste 104 Columbia, MO 65201, and EQUIPMENTSHARE.COM INC, a Texas corporation, its successors and/or assigns (“Lessee”), whose address is 5710 Bull Run Dr. Columbia, MO 65201. Capitalized terms not defined herein shall have the meanings set forth in Exhibit A hereto.
In consideration of the mutual covenants and agreements herein contained, Lessor and Lessee hereby covenant and agree as follows:
ARTICLE I
BASIC LEASE TERMS
Section 1.01. Properties. This Lease shall dictate the terms and conditions of occupancy of certain real property owned by Lessor and leased to Lessee (individually, a “Property” and collectively, “Properties”) identified on commencement date memoranda in substantially the same form as attached hereto at Exhibit B (each a “Commencement Date Memorandum”). From time to time the Parties may add additional Properties to this Lease by executing a Commencement Date Memorandum for each such additional Property. The street addresses, legal descriptions, tenancy lengths, and economic terms relating to each Property are set forth on the applicable Real Property Schedule attached to the applicable Commencement Date Memorandum. For the avoidance of doubt, each Commencement Date Memorandum shall constitute a separate lease of the Property, subject to the terms of this Lease.
Section 1.02. Master Lease Expiration Date. As described in Section 3.01, below.
Section 1.03. Extension Options for Scheduled Property. As described in Section 3.02, below.
Section 1.04. Term Expiration Date (if fully extended). See, applicable Real Property Schedule.
Section 1.05. Construction Period Rent; Initial Base Annual Rent. Beginning on the Access Date and continuing until the date of Final Completion (the “Construction Period”), Rent shall be paid to Lessor in the manner described in Article IV and in the amount set forth in the applicable Real Property Schedule (the “Construction Period Rent”) for use of any portions of the Property upon which Improvements are not being constructed for purposes of storing equipment and uses incidental thereto. Upon expiration of the Construction Period, Initial Base Annual Rent shall be paid to Lessor in the manner described in Article IV and in the amounts set forth in the applicable Real Property Schedule (“Base Rent Commencement Date”). For the avoidance of doubt, if no site improvements are contemplated on the Property and Lessee is able to assume all obligations hereunder as of the Access Date (as stipulated on the applicable Commencement Date Memorandum), then the Base Rent Commencement Date shall be of even date therewith.
Section 1.06. Rent Adjustment. See, applicable Real Property Schedule.
Section 1.07. Adjustment Date. See, applicable Real Property Schedule.

ARTICLE II
LEASE OF PROPERTIES
Section 2.01. Lease.
(a) In consideration of Lessee’s obligations hereunder, and subject to 2.01(c) below, Lessor hereby leases to Lessee, and Lessee hereby accepts, the Properties, “AS IS” and “WHERE IS” without representation or warranty by Lessor, except as otherwise set forth herein, and subject to the existing state of title, the parties in possession, any statement of facts which an accurate survey or physical inspection might reveal, and all Legal Requirements now or hereafter in effect.
(b) During the Lease Term, only the Properties for which Commencement Date Memoranda have been executed are subject to this Lease.
(c) Notwithstanding any other provision in this Lease, the Parties acknowledge that except for those provisions that are clearly intended by their terms to begin as of the Access Date, the enforceability of this Lease with respect to any Property, including Lessee’s occupancy and acceptance of the Property and the Lessor’s leasing obligations, shall only occur on the Base Rent Commencement Date and is expressly conditioned upon the Substantial Completion of the Improvements and the issuance of a certificate of occupancy by the relevant governmental authorities.
Section 2.02. Quiet Enjoyment. So long as no Event of Default has occurred and continues beyond all applicable opportunities for notice and cure, and subject to the rights of Lessor under Section 12.02, Lessee, its sublessees, co-occupants, and/or assigns shall have the right to the peaceful and quiet enjoyment, occupancy, and use of the Properties.
ARTICLE III
LEASE TERM; EXTENSION
Section 3.01. Initial Term. The initial term of this Lease (“Initial Term”) shall commence as of the Effective Date and shall expire at midnight on the 15th anniversary thereof (the “Master Lease Expiration Date”), unless terminated sooner as provided in this Lease and as may be extended as provided herein. The time period during which this Lease shall actually be in effect, including any Extension Term, is referred to as the “Lease Term.”
Section 3.02. Extensions for Scheduled Property. Unless this Lease has expired or has been sooner terminated, or an Event of Default has occurred and is continuing beyond all applicable notice and cure periods at the time any extension option is exercised, Lessee shall have the right and option (each, an “Extension Option”) to extend the term of the Properties as set forth in the Real Property Schedule of the applicable Commencement Date Memorandum (each, an “Extension Term”), pursuant to the terms and conditions of this Lease then in effect. Notwithstanding the foregoing, in the event that the term set forth in the applicable Real Property Schedule continues beyond the Master Lease Expiration Date, then this Lease shall continue in full force and effect, and without the necessity of further action on the part of the Parties hereto, through and until the last-expiring Real Property Schedule.
Section 3.03. Notice of Exercise. Lessee’s election to exercise an Extension Option shall be presumed without further action on the part of Lessee, unless Lessee delivers written notice to Lessor of its intention to waive its right to an Extension Option no later than one hundred twenty

(120) days prior to the expiration of the then-current Lease Term. If written waiver of any Extension Option is not received by Lessor by the applicable dates described above, then this Lease shall continue in full force and effect until the Term Expiration Date. Upon the request of Lessor or Lessee, the parties hereto will, at the expense of the requesting party, execute and exchange an instrument in recordable form setting forth the extension of the Lease Term in accordance with this Section 3.03.
Section 3.04. Removal of Personalty. At all times including upon the expiration of the Lease Term, Lessee may remove from the Properties all Personalty. Lessee shall repair any damage caused by such removal and shall leave all of the Properties clean and in good and working condition and repair inside and out, subject to normal wear and tear, casualty and condemnation.
Section 3.05 Right of First Refusal. During the Lease Term, if (a) Lessor receives and intends to accept a bona fide written offer to purchase one or more of the Properties or any portion of a Property, or (b) extends a bona fide written offer to sell one or more of the Properties or any portion of a Property (in each case, an “Offered Property”), Lessor shall provide Lessee with written notice of its intention prior to entering into any binding agreement with respect to the Offered Property (the “ROFR Notice”). The ROFR Notice shall specify the price, terms and conditions of Lessor's intended sale. The ROFR Notice shall constitute an offer by Lessor to sell its interest in the Offered Property to Lessee on the price and terms set forth in such notice. Lessee may accept such offer by written notice (the “Acceptance Notice”) delivered to Lessor within thirty (30) days after Lessee’s receipt of the ROFR Notice (the “Acceptance Period”). If Lessee fails to deliver to Lessor the Acceptance Notice by the expiration of the Acceptance Period, Lessee shall be deemed to have waived its right of first refusal to purchase the Offered Property provided in this Section 3.05, and Lessor may thereafter sell the Offered Property upon substantially similar terms and conditions as those set forth in the ROFR Notice, at any time within one (1) year after the expiration of the Acceptance Period. If such sale does not close within such one (1) year period, Lessee’s rights of first refusal hereunder shall be revived, and all of the foregoing terms and conditions shall apply with respect to any applicable pending or subsequent offer to purchase the Offered Property.
Lessee’s rights under this Section 3.05 shall be recurring, shall apply to each and every offer throughout the Term and shall not be extinguished by any sale of the Offered Property. If Lessee delivers to Lessor an Acceptance Notice during the Acceptance Period, then the closing on the sale of the Offered Property from Lessor to Lessee shall occur (a) not less than 30 days nor more than 60 days after the date of the Acceptance Notice, and (b) for the purchase price and upon the other terms and conditions set forth in the ROFR Notice (excluding any terms and conditions relating to the buyer’s right to undertake any physical inspections of the Offered Property). Notwithstanding the foregoing and for the avoidance of doubt, Lessee’s right of first refusal shall not apply to the following transfers of Lessor (a) any non-arms-length transfer to an Affiliate, (b) any transfer to or for the benefit of a Lender or its designee, or (c) any transfer by virtue of a foreclosure or a Condemnation.
ARTICLE IV
RENT AND OTHER MONETARY OBLIGATIONS
Section 4.01. Base Monthly Rent. During the Lease Term, on or before the first Business Day of each calendar month, Lessee shall pay to Lessor in advance the Base Monthly Rent then in effect for the Properties. If the Base Rent Commencement Date is a date other than the first day of the month, Lessee shall pay to Lessor the Base Monthly Rent, prorated by multiplying the applicable Rent by a fraction, the numerator of which is the number of days remaining in the month (including the Base Rent Commencement Date) for which Rent is being paid, and the denominator of which is the total number of days in such month. Prorated Base Monthly Rent shall be paid to Lessor within three (3) business days of the Base rent Commencement Date.
Section 4.02. Adjustments. During the Lease Term, on the first Adjustment Date and on each Adjustment Date thereafter, the Base Annual Rent for a Property shall increase by an amount equal to the Rent Adjustment, such that the new Base Annual Rent shall equal percentage, as stipulated in the applicable Commencement Date Memorandum, of the Base Annual Rent in effect immediately prior to the Adjustment Date.
Section 4.03. Additional Rent. Lessee shall pay and discharge, as additional rent (“Additional Rent”), all sums of money required to be paid by Lessee under this Lease which are not specifically referred to as Rent. Subject to Lessee’s right to contest any Additional Rent, including as set forth at Section 6.01(b), Lessee shall pay and discharge any Additional Rent when the same shall become due, provided that amounts which are billed to Lessor or any third party, but not to Lessee, shall be paid within fifteen (15) days after Lessor’s demand for payment thereof or, if earlier, when the same are due. In no event shall Lessee be required to pay to Lessor any item of Additional Rent that Lessee is obligated to pay and has paid to any third party pursuant to any provision of this Lease.
Section 4.04. Rents to be Net to Lessor. The Base Annual Rent payable hereunder shall be net to Lessor, so that this Lease shall yield to Lessor the Rent specified during the Lease Term, and all Costs and obligations of every kind and nature whatsoever relating to the Properties shall be performed and paid by Lessee. Except as otherwise expressly set forth herein, Lessee shall perform all of its obligations under this Lease at its sole cost and expense. All Rent and other Monetary Obligations which Lessee is required to pay hereunder shall be the unconditional obligation of Lessee and shall be payable in full when due and payable, without notice or demand, and without any setoff, abatement, deferment, deduction or counterclaim whatsoever.
Section 4.05. ACH Authorization. Upon execution of this Lease, Lessee shall deliver to Lessor a complete Authorization Agreement – Pre-Arranged Payments in the form of Exhibit C attached hereto and incorporated herein by this reference, together with a voided check for account verification, establishing arrangements whereby payments of the Base Monthly Rent are transferred by Automated Clearing House Debit initiated by Lessor from an account established by Lessee at a United States bank or other financial institution to such account as Lessor may designate. Lessee shall continue to pay all Base Monthly Rent by Automated Clearing House Debit unless otherwise directed by Lessor.
Section 4.06. Late Charges; Default Interest. Any delinquent payment made over five (5) Business Days after such payment was due shall, in addition to any other remedy of Lessor, incur a late charge of five percent (5%) (which late charge is intended to compensate Lessor for the cost of handling and processing such delinquent payment and should not be considered interest) and bear interest at the Default Rate, such interest to be computed from and including the date such payment was due through and including the date of the payment; provided, however, in no event shall Lessee be obligated to pay a sum of late charge and interest higher than the maximum legal rate then in effect.

Section 4.07. Holdover. If Lessee remains in possession of the Properties after the expiration of the Lease Term, then at Lessor’s sole discretion, Lessee may be deemed a tenant on a month-to-month basis and shall continue to pay Rents and other Monetary Obligations in the amounts herein provided, except that the Base Monthly Rent shall be automatically increased to one hundred twenty-five percent (125%) of the last Base Monthly Rent payable under this Lease, and Lessee shall comply with all the terms of this Lease; provided that nothing herein nor the acceptance of Rent by Lessor shall be deemed a consent to such holding over. LESSEE SHALL DEFEND, INDEMNIFY, PROTECT AND HOLD THE INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL LOSSES RESULTING FROM LESSEE’S FAILURE TO SURRENDER POSSESSION UPON THE EXPIRATION OF THE LEASE TERM.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF LESSEE
The representations and warranties of Lessee contained in this Article V are being made as of the Effective Date (and as of the date any Property is added to this Lease), except to the extent set forth in Section 5.05 below, to induce Lessor to enter into this Lease, and Lessor has relied, and will continue to rely, upon such representations and warranties. Lessee represents and warrants to Lessor as of the Effective Date as follows:
Section 5.01. Organization, Authority and Status of Lessee. Lessee has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified to do business in any jurisdiction where such qualification is required. All necessary action has been taken to authorize the execution, delivery and performance by Lessee of this Lease and of the other documents, instruments and agreements provided for herein. Lessee is not, and if Lessee is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Lessee is duly authorized to do so. Except for any sublease permitted under Section 14.03, there is no lease or sublease affecting any Property other than this Lease.
Section 5.02. Enforceability. This Lease constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms.
Section 5.03. Litigation. There are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving any Lessee Entity or the Properties before any arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect.
Section 5.04. Absence of Breaches or Defaults. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Lessee is a party or by which Lessee, the Properties or any of Lessee’s property is subject or bound, which has had, or could reasonably be expected to result in, a Material Adverse Effect.
Section 5.05. Compliance with OFAC Laws. None of the Lessee Entities, and to Lessee’s knowledge, no individual or entity owning directly or indirectly any interest in any of the Lessee Entities, is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws or is otherwise in violation of any of the OFAC Laws; provided, however, that the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity. The representations in this Section 5.05 shall be true and correct at all times during the Lease Term.
Section 5.06. Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Lessee or any Lessee Entity. Lessee does not have unreasonably small capital to conduct its business.
ARTICLE VI
TAXES AND ASSESSMENTS; UTILITIES; INSURANCE
Section 6.01. Taxes.
(a) Payment. Subject to the provisions of Section 6.01(b) below, Lessee shall pay, prior to the earlier of delinquency or the accrual of interest on the unpaid balance, all taxes and assessments, including any that have accrued prior to the Effective Date hereof, of every type or nature assessed against or imposed upon the Properties, Lessee or Lessor related to or arising out of this Lease and the activities of the parties hereunder, including without limitation, (i) all taxes or assessments upon the Properties, or any part thereof and upon any personal property, trade fixtures and improvements located on the Properties, whether belonging to Lessor or Lessee, or any tax or charge levied in lieu of such taxes and assessments, including any fees or costs under any payment in lieu of payment or PILOT programs; (ii) all taxes, charges, license fees and or similar fees imposed by reason of the use of the Properties by Lessee; (iii) all excise, franchise, transaction, privilege, license, sales, use and other taxes upon the Rent or other Monetary Obligations hereunder, the leasehold estate of either party or the activities of either party pursuant to this Lease; and (iv) all franchise, privilege or similar taxes of Lessor calculated on the value of the Properties or on the amount of capital apportioned to the Properties. Notwithstanding anything in clauses (i) through (iv) to the contrary, Lessee shall not be obligated to pay or reimburse Lessor for any taxes based on the net income of Lessor.
(b) Right to Contest. Within thirty (30) days after each tax and assessment payment is required by this Section 6.01 to be paid, Lessee shall provide Lessor with evidence reasonably satisfactory to Lessor that taxes and assessments have been timely paid by Lessee. In the event Lessor receives a tax bill, Lessor shall use commercially reasonable efforts to forward said bill to Lessee within fifteen (15) days of Lessor’s receipt thereof. Lessee may, at its own expense, contest or cause to be contested (in the case of any item involving more than $10,000, after prior written notice to Lessor, which shall be given within fifteen (15) days of Lessee’s determination to contest any matter as permitted herein), by appropriate legal proceedings conducted in good faith and with due diligence, any above-described item or lien with respect thereto, provided that (i) neither the Properties nor any interest therein would be in any material danger of being sold, forfeited or lost by reason of such proceedings; (ii) no Event of Default has occurred and is continuing; (iii) if and to the extent required by the applicable taxing authority and/or reasonably required by Lessor, Lessee posts a bond or takes other steps acceptable to such taxing authority and/or reasonably acceptable to Lessor that removes such lien or stays enforcement thereof; (iv) Lessee shall promptly provide Lessor with copies of all notices received or delivered by Lessee and filings made by Lessee in connection with such proceeding; and (v) upon termination of such proceedings, it shall be the obligation of Lessee to pay the amount of any such tax and assessment or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including attorneys’ fees and disbursements), interest, penalties or other liabilities in connection therewith. Lessor shall at the request of Lessee, execute or join in the execution of any instruments or documents necessary in connection with such contest or proceedings, but Lessor shall incur no cost or obligation thereby.
Section 6.02. Utilities. Lessee shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Properties during the Lease Term. Under no circumstances shall Lessor be responsible for any interruption of any utility service unless such interruption is due to Lessor’s gross negligence or willful misconduct.
Section 6.03. Insurance.
(a) Coverage. Throughout the Lease Term, Lessee shall maintain, with respect to each of the Properties, at its sole expense, the following types and amounts of insurance:
(i) Insurance against loss or damage to real property and personal property under a “special form” insurance policy, which shall include coverage against all risks of direct physical loss, including but not limited to loss by fire, lightning, wind, terrorism, and other risks normally included in the standard ISO special form (and shall also include National Flood and Excess Flood insurance for any Property located in Flood Zone A or Flood Zone V, as designated by FEMA, or otherwise located in a flood zone area identified by FEMA as a 100-year flood zone or special hazard area, and earthquake insurance if any Property is located within a moderate to high earthquake hazard zone as determined by an approved insurance company set forth in Section 6.03(b)(x) below). Such policy shall also include soft costs, a joint loss agreement, coverage for ordinance or law covering the loss of value of the undamaged portion of the Properties, costs to demolish and the increased costs of construction if any of the improvements located on, or the use of, the Properties shall at any time constitute legal non-conforming structures or uses. Ordinance or law limits shall be in an amount equal to the full replacement cost for the loss of value of the undamaged portion of the Properties and no less than 25% of the replacement cost for costs to demolish and the increased cost of construction, or in an amount otherwise specified by Lessor. Such insurance shall be in amounts not less than 100% of the full insurable replacement cost values (without deduction for depreciation), with an agreed amount endorsement or without any coinsurance provision, and with sublimits reasonably satisfactory to Lessor, as determined from time to time at Lessor’s request but not more frequently than once in any 12-month period.
(ii) Commercial general liability insurance, including products and completed operation liability, covering Lessor and Lessee against bodily injury liability, property damage liability and personal and advertising injury, including without limitation any liability arising out of the ownership, maintenance, repair, condition or operation of every Property or adjoining ways, streets, parking lots or sidewalks. Such insurance policy or policies shall contain a broad form contractual liability endorsement under which the insurer agrees to insure Lessee’s obligations under Article X hereof to the extent insurable, and a “severability of interest” clause or endorsement which precludes the insurer from denying the claim of Lessee or Lessor because of the negligence or other acts of the other, shall be in amounts of not less than $10,000,000 per occurrence for bodily injury and property damage, and $10,000,000 general aggregate per location, or such higher limits as Lessor may reasonably require from time to time, and shall be of form and substance satisfactory to Lessor. Such limits of insurance can be acquired through Commercial General liability and Umbrella liability policies.
(iii) Workers’ compensation and Employers Liability insurance with statutory limits covering all persons employed by Lessee on the Properties in connection with any work done on or about any of the Properties for which claims for death or bodily injury could be asserted against Lessor, Lessee or the Properties.
(iv) Business interruption insurance including Rent Value Insurance payable to Lessor at all locations for a period of not less than twelve (12) months. Such insurance is to follow the form of the real property “special form” coverage and is not to contain a co-insurance clause. Such insurance is to have a minimum of 180 days of extended period of indemnity.
(v) Automobile liability insurance, including owned, non-owned and hired car liability insurance for combined limits of liability of $5,000,000 per occurrence. The limits of liability can be provided in a combination of an automobile liability policy and an umbrella liability policy.
(vi) Comprehensive Boiler and Machinery or Equipment Breakdown Insurance against loss or damage from explosion of any steam or pressure boilers or similar apparatus, if any, and other building equipment including HVAC units located in or about each Property and in an amount equal to the lesser of 25% of the 100% replacement cost of each Property or $5,000,000.
(b) Insurance Provisions. All insurance policies shall:
(i) provide for a waiver of subrogation by the insurer as to claims against Lessor, its employees and agents;
(ii) be primary and provide that any “other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Lessor and the insurance policy shall not be brought into contribution with insurance maintained by Lessor;
(iii) contain deductibles not to exceed $25,000 for liability insurance and $250,000 for property insurance (provided if this Lease is Assigned, the property insurance deductible shall be reduced to $25,000.00 unless otherwise approved by Lessor). These deductibles may be provided by combining coverage from a policy given by insurance companies licensed to do business in the states where the Properties are located and which are rated no less than A-X by Best’s Insurance Guide, along with Concor Insurance Corp., an unrated insurance company that provides coverage to Lessee up to $250,000;
(iv) contain a standard non-contributory mortgagee clause or endorsement in favor of any Lender designated by Lessor;
(v) provide that the policy of insurance shall not be terminated, cancelled or amended without at least thirty (30) days’ prior written notice to Lessor and to any Lender covered by any standard mortgagee clause or endorsement;
(vi) provide that the insurer shall not have the option to restore the Properties if Lessor elects to terminate this Lease in accordance with the terms hereof;
(vii) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof;
(viii) except for workers’ compensation insurance referred to in Section 6.03(a)(iii) above, name Lessor and any Lessor Affiliate or Lender requested by Lessor, as an “additional insured” with respect to liability insurance, and as an “additional named insured” or “additional insured” with respect to real property and rental value insurance, as appropriate and as their interests may appear;

(ix) be evidenced by delivery to Lessor and any Lender designated by Lessor of an Accord Form 28 for property, business interruption and boiler & machinery coverage (or any other form requested by Lessor) and an Acord Form 25 for commercial general liability, workers’ compensation and umbrella coverage (or any other form requested by Lessor); provided that in the event that either such form is no longer available, such evidence of insurance shall be in a form reasonably satisfactory to Lessor and any Lender designated by Lessor; and
(x) be issued by insurance companies licensed to do business in the states where the Properties are located and which are rated no less than A-X by Best’s Insurance Guide or are otherwise approved by Lessor;
(c) Additional Obligations. It is expressly understood and agreed that (i) if any insurance required hereunder, or any part thereof, shall expire, be withdrawn, become void by breach of any condition thereof by Lessee, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Lessee shall immediately obtain new or additional insurance reasonably satisfactory to Lessor and any Lender designated by Lessor; (ii) the minimum limits of insurance coverage set forth in this Section 6.03 shall not limit the liability of Lessee for its acts or omissions as provided in this Lease; (iii) Lessee shall procure policies for all insurance for periods of not less than one year and shall provide to Lessor and any servicer or Lender of Lessor certificates of insurance or, upon Lessor’s request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times; (iv) Lessee shall pay as they become due all premiums for the insurance required by this Section 6.03; (v) in the event that Lessee fails to comply with any of the requirements set forth in this Section 6.03, within ten (10) days of the giving of written notice by Lessor to Lessee, (A) Lessor shall be entitled to procure such insurance; and (B) any sums expended by Lessor in procuring such insurance shall be Additional Rent and shall be repaid by Lessee, together with interest thereon at the Default Rate, from the time of payment by Lessor until fully paid by Lessee immediately upon written demand therefor by Lessor (except that Lessor shall be entitled to exercise the rights described the foregoing clauses (A) and (B) if evidence of renewal or replacement insurance is not provided to Lessor at least 5 Business Days prior to the date Lessee’s then existing insurance is to terminated or be non-renewed); and (vi) Lessee shall maintain all insurance policies required in this Section 6.03 not to be cancelled, invalidated or suspended on account of the conduct of Lessee, its officers, directors, managers, members, employees or agents, or anyone acting for Lessee or any subtenant or other occupant of the Properties, and shall comply with all policy conditions and warranties at all times to avoid a forfeiture of all or a part of any insurance payment.
(d) Blanket Policies. Notwithstanding anything to the contrary in this Section 6.03, any insurance which Lessee is required to obtain pursuant to this Section 6.03 may be carried under a “blanket” policy or policies covering other properties or liabilities of Lessee provided that such “blanket” policy or policies otherwise comply with the provisions of this Section 6.03.
(e) Additional Insurance. Lessee shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Section 6.03 unless (i) Lessor and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions herein. Lessee shall immediately notify Lessor of such separate insurance and shall deliver to Lessor the original policies thereof.
(g) Property Insurance. The property insurance maintained by Lessee shall name Lessor as an additional named insured (pursuant to ISO form CP 12 19 06 07 or its equivalent) and as loss payee (and at Lessor’s request, Lender will be named a mortgagee insured pursuant to a mortgagee loss payable endorsement in favor of Lender and any loss under any such policy shall be payable to Lender to be held and applied by Lender pursuant to the provisions of this Lease).
ARTICLE VII
MAINTENANCE; ALTERATIONS
Section 7.01. Condition of Property; Maintenance. Lessee hereby accepts the Properties “AS IS” and “WHERE IS” with no representation or warranty of Lessor as to the condition thereof. Lessee shall, at its sole cost and expense, be responsible for (a) keeping all of the building, structures and improvements erected on each of the Properties in good order and repair, free from actual or constructive waste; (b) subject to Article XI, the repair or reconstruction of any building, structures or improvements erected on the Properties damaged or destroyed by a Casualty; (c) subject to Section 7.02 and Article XI, making all necessary structural, non-structural, exterior and interior repairs and replacements to any building, structures or improvements erected on the Properties; (d) except as to those matters disclosed on the Title Commitments obtained by Lessor prior to the Effective Date (i) ensuring that no party encroaches upon any Property, (ii) PROTECTING, DEFENDING, INDEMNIFYING, RELEASING AND HOLDING THE INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES ARISING OUT OF OR IN ANY WAY RELATING TO ANY ENCROACHMENTS AND/OR ACTIVITIES UPON ANY PROPERTY CAUSED BY ANY PERSON; AND (iii) prosecuting any claims that Lessee seeks to bring against any Person relating to Lessee’s use and possession of any Property; and (f) paying all operating costs of the Properties in the ordinary course of business. Lessee waives any right to require Lessor to maintain, repair or rebuild all or any part of the Properties or make repairs at the expense of Lessor pursuant to any Legal Requirements at any time in effect.
Section 7.02. Alterations and Improvements. During the Lease Term, Lessee shall not alter the exterior, structural, plumbing or electrical elements of the Properties in any manner without the consent of Lessor, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, Lessee may undertake nonstructural alterations to the Properties, individually, costing less than $250,000 per annum, as adjusted by increases in the Price Index, without Lessor’s prior written consent so long as such alterations do not change or expand the existing “footprint” of the existing building at any Property. If Lessor’s consent is required hereunder and Lessor consents to the making of any such alterations, the same shall be made by Lessee at Lessee’s sole expense by a licensed contractor and according to plans and specifications approved by Lessor and subject to such other conditions as Lessor shall reasonably require. Any work at any time commenced by Lessee on the Properties shall be prosecuted diligently to completion, shall be of good workmanship and materials and shall comply fully with all the terms of this Lease and all Legal Requirements. Upon completion of any alterations individually costing $250,000 or more, as adjusted by increases in the Price Index, Lessee shall promptly provide Lessor with evidence of full payment to all laborers and materialmen contributing to the alterations. Any addition to or alteration of the Properties shall be deemed a part of the Properties and belong to Lessor, and Lessee shall execute and deliver to Lessor such instruments as Lessor may require to evidence the ownership by Lessor of such addition or alteration.
Section 7.03. Encumbrances. During the Lease Term, Lessor shall have the right to grant easements on, over, under and above the Properties upon prior written notice but without the prior consent of Lessee, provided that such easements will not materially interfere with Lessee’s use of the Properties. Lessee shall comply with and perform all obligations of Lessor under all easements, declarations, covenants, restrictions and other items of record now or, to the extent granted in accordance with this Section 7.03, hereafter encumbering the Properties. Without Lessor’s prior written consent, Lessee shall not grant any easements on, over, under or above the Properties.
Section 7.04. Warranty License. Lessor hereby grants to Lessee during the Lease Term a license to use and enforce all warranties, guaranties, indemnities and similar rights (collectively, the “Warranties”) which Lessor may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Properties. Such license shall remain in effect until the expiration or earlier termination of this Lease, whereupon such license shall cease and Lessee shall have no further rights with respect to all of the Warranties without any further notice. Lessor shall also retain the right to enforce any Warranties upon the occurrence of an Event of Default. Lessee shall, at its sole cost, enforce the Warranties in accordance with their respective terms.
ARTICLE VIII
USE OF THE PROPERTIES; COMPLIANCE
Section 8.01. Use. During the Lease Term, each of the Properties shall be used solely for the operation of a Permitted Facility. In the event that Lessee shall change the use of the Properties, only as may be expressly permitted herein or consented to by Lessor in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Lessee shall provide Lessor with written notice of any such change and copies of the franchise agreement(s) related to such new concept or brand, if any.
Section 8.02. Compliance.
(a) Lessee’s use and occupation of each of the Properties, and the condition thereof, shall, at Lessee’s sole cost and expense, comply with all Legal Requirements and all restrictions, covenants and encumbrances of record, and any owner obligations under such Legal Requirements, or restrictions, covenants and encumbrances of record, with respect to the Properties.
(b) Notwithstanding anything to the contrary set forth in the immediately preceding Section 8.02(a), Lessee shall comply with any Legal Requirement, or a restriction, covenant or encumbrance of record, if (A) Lessee and/or Lessor receives written notice (such as, but not limited to, a lawsuit, notice of intent to sue, notice from an adjoining property owner, a party to a restriction, covenant or encumbrance of record, or a notice from a Governmental Authority) seeking compliance with such Legal Requirement or covenant, condition or encumbrance, (B) Lessee and/or Lessor receives written notice from a Governmental Authority alleging that the failure to comply with such Legal Requirement or covenant, condition or encumbrance of record will result in impending fines or penalties to Lessor or Lessee, or will result in a criminal charge (including a misdemeanor) against either Lessee or Lessor, or (C) such compliance is a condition of an insurer providing the insurance required to be maintained by Lessee pursuant to this Lease.
(c) Without in any way limiting the provisions of Section 8.02(a), Lessee shall comply with all Legal Requirements relating to anti-terrorism, trade embargos, economic sanctions, Anti Money Laundering Laws, and the Americans with Disabilities Act of 1990, as such act may be amended from time to time, and all regulations promulgated thereunder, as it affects the Properties now or hereafter in effect. Lessee shall obtain, maintain and comply with all required licenses and permits, both governmental and private, to use and operate the Properties as Permitted Facilities, the failure with which to obtain, maintain or comply would have a Material Adverse Effect. Lessee will use commercially reasonable efforts to prevent any act or condition to exist on or about the Properties that will materially increase any insurance rate thereon (solely with respect to the insurance required to be maintained by Lessee pursuant to this Lease), except when such acts are required in the normal course of its business and Lessee shall pay for such increase.
Section 8.03. Environmental.
(a) Covenants. Except as expressly set forth elsewhere in this Lease, the covenants and obligations set forth in this Section 8.03 constitute the sole and exclusive covenants and obligations of Lessee and Lessor under this Lease with respect to Hazardous Materials, Regulated Substances or Environmental Laws.
(i) Lessee covenants to Lessor during the Lease Term, subject to the limitations of subsection (ii) below, as follows:
(A) All uses and operations on or of the Properties, whether by Lessee or any other Person, shall be in material compliance with all applicable Environmental Laws and permits issued pursuant thereto.
(B) There shall be no Releases by Lessee or Lessee’s employees, agents, customers, licensees or invitees in, on, under or from the Properties, except in Permitted Amounts.
(C) There shall be no Hazardous Materials or Regulated Substances in, on or under the Properties to the extent brought in, on or under the Properties by Lessee or Lessee’s employees, agents, customers, licensees or invitees, except in Permitted Amounts. Above and below ground storage tanks shall be properly permitted and only used as permitted under applicable Environmental Laws.
(D) Lessee shall use commercially reasonable efforts to keep the Properties or cause the Properties to be kept free and clear of all Environmental Liens, whether due to any act or omission of Lessee or any other Person.
(E) With respect to the Properties, Lessee shall not act or fail to act and take commercially reasonable efforts to prohibit any other tenant, occupant, guest, customer or other user of the Properties from acting or failing to act, in each case with respect to any Release of Hazardous Materials or Regulated Substances, in any way that (1) materially increases a risk to human health or the environment, (2) poses an unreasonable risk of harm to any Person or the environment (whether on or off any of the Properties), (3) has a Material Adverse Effect, (4) is contrary to any material reasonable requirement set forth in the insurance policies maintained by Lessee or Lessor and known to Lessee, (5) constitutes a public or private nuisance or constitutes waste, or (6) violates any Environmental Law or covenant, condition, agreement or easement applicable to the Properties.
(F) Lessee shall, at its sole cost and expense, reasonably cooperate in all activities pursuant to this Section 8.03, including but not limited to providing all relevant information and making knowledgeable persons available for interviews, as reasonably requested by Lessor.
(G) Lessee shall not install any underground storage tanks or systems at a Property without Lessor’s prior consent which shall not be unreasonably withheld.

(ii) Notwithstanding any provision of this Lease to the contrary, an Event of Default shall not be deemed to have occurred as a result of the failure of Lessee to satisfy any one or more of the covenants set forth in subsections (A) through (F) above provided that Lessee shall be in material compliance with Environmental Laws and the requirements of any Governmental Authority with respect to the Remediation of any Release at the Properties. NOTHING IN THIS SECTION 8.03 SHALL AFFECT LESSEE’S INDEMNIFICATION OBLIGATIONS PURSUANT TO THIS LEASE.
(b) Notification Requirements. Except with respect to any Existing Environmental Conditions, Lessee shall promptly notify Lessor in writing upon Lessee obtaining actual knowledge of any of the following occurring or arising during the Lease Term (i) any Releases or Threatened Releases in, on, under or from any of the Properties other than in Permitted Amounts, or migrating towards any of the Properties; (ii) any material non-compliance with any Environmental Laws related to any of the Properties; (iii) any actual or potential Environmental Lien or material activity use limitation relating to the Properties; (iv) any required or proposed Remediation of environmental conditions relating to any of the Properties required by applicable Governmental Authorities; and (v) any written or oral notice or other communication of which Lessee becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to a Release of Hazardous Materials, Regulated Substances or from above or below ground storage tanks, or Remediation thereof at or on any of the Properties, other than in Permitted Amounts, possible material liability of any Person relating to any of the Properties pursuant to any Environmental Law, other material environmental conditions in connection with any of the Properties, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section.
(c) Remediation. Lessee shall, at its sole cost and expense, and without limiting any other provision of this Lease, effectuate any Remediation required by any Governmental Authority of any material environmental condition (including, but not limited to, a Release or Threatened Release) in, on, under or from any of the Properties and take any other reasonable action deemed necessary by any Governmental Authority for protection of human health or the environment; provided, however, notwithstanding any other provision of this Lease, Lessee shall have no liability or obligation with respect to any condition or Release caused by Lessor, any affiliate of Lessor or any Indemnified Party, or relating to an event occurring or first arising following the expiration or early termination of the Lease Term. Should Lessee fail to undertake any required Remediation in accordance with the preceding sentence, Lessor, after written notice to Lessee and Lessee’s failure to promptly undertake such Remediation, shall be permitted to complete such Remediation, and all reasonable Costs incurred in connection therewith shall be paid by Lessee. Any Cost so paid by Lessor, together with interest at the Default Rate, shall be deemed to be Additional Rent hereunder and shall be due from Lessee to Lessor.
(d) Indemnification. LESSEE SHALL, AT ITS SOLE COST AND EXPENSE, PROTECT, DEFEND, INDEMNIFY, RELEASE AND HOLD HARMLESS EACH OF THE INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSSES, INCLUDING, BUT NOT LIMITED TO, ALL COSTS OF REMEDIATION (WHETHER OR NOT PERFORMED VOLUNTARILY), ARISING OUT OF OR IN ANY WAY RELATING TO ANY ENVIRONMENTAL LAWS, HAZARDOUS MATERIALS, REGULATED SUBSTANCES, ABOVE OR BELOW GROUND STORAGE TANKS, OR OTHER ENVIRONMENTAL MATTERS CONCERNING THE PROPERTIES, IN EACH CASE TO THE EXTENT CAUSED BY OR FIRST RESULTING FROM ANY CONDITIONS OR CIRCUMSTANCES ARISING DURING OR PRIOR TO THE LAST DAY OF THE LEASE TERM; PROVIDED, HOWEVER, FOR AVOIDANCE OF DOUBT, LESSEE SHALL HAVE NO LIABILITY OR OBLIGATION WITH RESPECT TO ANY SUCH MATTER CAUSED BY LESSOR, ANY AFFILIATE OF LESSOR OR ANY INDEMNIFIED PARTY, OR RELATING TO AN EVENT

ARISING OR FIRST OCCURRING AFTER THE LATER OF THE TERMINATION OF THE LEASE TERM OR THE DATE ON WHICH LESSEE OR ANY SUBLESSEE CEASES TO OCCUPY A PROPERTY. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT LESSEE’S OBLIGATIONS UNDER THIS SECTION SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE FOR ANY REASON.
(e) Right of Entry. In the event that Lessor has a reasonable basis to believe that a material Release or a material violation of any Environmental Law has occurred at the Properties, Lessor and any other Person designated by Lessor, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Properties at all reasonable times and upon prior reasonable advance written notice to Lessee to assess any and all aspects of the environmental condition of any Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lessor’s reasonable discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing, but in each case shall be reasonably related to the suspected Release. Lessee shall reasonably cooperate with and provide reasonable access to Lessor and any other Person designated by Lessor; provided, however, Lessor or any other Person designated by Lessor shall take commercially reasonable steps to ensure that such entry shall not unreasonably interfere with Lessee’s operation of use of the Properties. Any such assessment or investigation shall be at Lessee’s sole cost and expense if such assessment or investigation reveals that a Release or violation of any Environmental Law occurred in breach of this Lease.
(f) Survival. The obligations of Lessee and the rights and remedies of Lessor or Lessee under this Section 8.03 shall survive the termination, expiration and/or release of this Lease.
ARTICLE IX
ADDITIONAL COVENANTS
Section 9.01. Performance at Lessee’s Expense. Lessee acknowledges and confirms that Lessor may impose reasonable administrative, processing or servicing fees (which fees shall not exceed $2,500 per Lessee request), and collect its reasonable third party attorneys’ fees, costs and expenses in connection with (a) any extension, renewal, modification, amendment and termination of this Lease requested by Lessee; (b) any release or substitution of Properties requested by Lessee (it being understood that Lessor has no obligation to agree to a release of a Property from this Lease or a substitution of a Property); (c) the procurement of consents, waivers and approvals with respect to the Properties or any matter related to this Lease requested by Lessee; (d) the review of any assignment or sublease or proposed assignment or sublease or the preparation or review of any subordination or non-disturbance agreement requested by Lessee; (e) the collection, maintenance and/or disbursement of reserves created under this Lease or the other Transaction Documents (following an Event of Default); and (f) inspections required to make certain determinations under this Lease or the other Transaction Documents following Lessor’s reasonable belief of a breach under this Lease or any other Transaction Documents if such inspection reveals a breach occurred.
Section 9.02. Inspection. Lessor and its authorized representatives, at Lessor’s expense, shall have the right, at all reasonable times and upon giving at least 48 hours prior written notice (except in the event of an emergency, in which case no prior notice shall be required), to enter the Properties or any part thereof and inspect the same. Such inspections shall not unreasonably interfere with the business of Lessee, its sublessees, co-occupants, and/or assigns, and Lessor will fully indemnify Lessee, its sublessees, co-occupants, and/or assigns from any damages or losses resulting from the actions of Lessor, except as otherwise provided in Article XVII.
Section 9.03. Financial Information.
(a) Financial Statements. Within ninety (90) days after the end of each fiscal quarter and within one hundred twenty (120) days after the end of each fiscal year of Lessee, Lessee shall deliver to Lessor (i) complete consolidated financial statements that consolidate Lessee, including a balance sheet, profit and loss statement, statement of cash flows (on an annual basis only unless quarterly are available) and all other related schedules for the fiscal period then ended, such statements to detail separately interest expense, income taxes, non-cash expenses, non-recurring expenses, operating lease expense and current portion of long-term debt – capital leases. The quarterly financial statements required to be delivered by Lessee to Lessor described in the immediately preceding sentence need not be audited but the annual financial statements required to be delivered by Lessee to Lessor described in the immediately preceding sentence shall be prepared by, and audited by, and independent certified public accountant. Lessee shall deliver to Lessor management prepared revenue and expense statements relating solely to the operation of the Property (i) for each fiscal quarter of the Lessee within ninety (90) days following the end of each fiscal quarter of the Lessee, and (ii) for each fiscal year within one hundred twenty (120) days following the end of each fiscal year of Lessee.
(b) Disclosure of Information. Lessor agrees any of the information obtained pursuant to this Section 9.03 or other financial information provided by Lessee to Lessor under this Lease is confidential in accordance with Section 17.19.
Section 9.04. OFAC Laws. At all times during the Lease Term, no director, officer, member (owning more than a 10% direct or indirect interest in Lessee), manager or partner (owning more than a 10% direct or indirect interest in Lessee) of Lessee is a Person whose property or interests are subject to being blocked under any of the OFAC Laws, or is otherwise in violation of any of the OFAC Laws, or is under investigation by any Governmental Authority for, or has been charged with, or convicted of, drug trafficking, terrorist-related activities or any violation of the Anti-Money Laundering Laws, has been assessed civil penalties under these or related Laws, or has had funds seized or forfeited in an action under these or related Laws; provided, however, that the covenant in this Section 9.04 shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.
Section 9.05. Estoppel Certificate. At any time, but in no instance more than twice annually, Lessee shall, promptly and in no event later than thirty (30) days after a request from Lessor or any Lender or mortgagee of Lessor, execute, acknowledge and deliver to Lessor or such Lender or mortgagee, as the case may be, a certificate in the form supplied by Lessor, certifying: (a) that Lessee has accepted the Properties; (b) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (c) the commencement and expiration dates of the Lease Term and Construction Period (as applicable); (d) the date to which the Rents have been paid under this Lease and the amount thereof then payable; (e) whether there are then any existing defaults by Lessor in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (f) that no notice has been received by Lessee of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (g) the capacity of the Person executing such certificate, and that such Person is duly authorized to execute the same on behalf of Lessee. At any time, and from time to time, Lessor shall, promptly and in no event later than ten (10) Business Days after a request from Lessee, execute, acknowledge and deliver to Lessee certificate in the form supplied by Lessee, certifying: (a) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (b) the commencement and expiration dates of the Lease Term; (c) the date to which the Rents have been paid under this Lease and the amount thereof then payable; (d) whether there are then any existing defaults by Lessee in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (e) that no notice has been received by Lessor of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (f) the capacity of the Person executing such certificate, and that such Person is duly authorized to execute the same on behalf of Lessor; and (g) any other information reasonably requested by Lessee. If such certificate is not received by Lessor within ten (10) Business Days following request from Lessee, Lessor hereby grants Lessee power of attorney to execute and deliver such certificate on Lessor’s behalf.
ARTICLE X
RELEASE AND INDEMNIFICATION
Section 10.01. RELEASE AND INDEMNIFICATION. LESSEE AGREES TO USE AND OCCUPY THE PROPERTIES AT ITS OWN RISK AND HEREBY RELEASES LESSOR AND LESSOR’S AGENTS AND EMPLOYEES FROM ALL CLAIMS FOR ANY DAMAGE OR INJURY TO THE FULL EXTENT PERMITTED BY LAW EXCEPT TO THE EXTENT CAUSED BY THEIR NEGLIGENCE OR MISCONDUCT. LESSEE AGREES THAT LESSOR SHALL NOT BE RESPONSIBLE OR LIABLE TO LESSEE OR LESSEE’S EMPLOYEES, AGENTS, SUBLESSEES, CO-OCCUPANTS, CUSTOMERS, LICENSEES OR INVITEES FOR BODILY INJURY, PERSONAL INJURY OR PROPERTY DAMAGE OCCASIONED BY THE ACTS OR OMISSIONS OF ANY OTHER LESSEE OR ANY OTHER PERSON EXCEPT TO THE EXTENT CAUSED BY LESSOR’S NEGLIGENCE OR MISCONDUCT. LESSEE AGREES THAT ANY EMPLOYEE OR AGENT TO WHOM THE PROPERTIES OR ANY PART THEREOF SHALL BE ENTRUSTED BY OR ON BEHALF OF LESSEE SHALL BE ACTING AS LESSEE’S AGENT WITH RESPECT TO THE PROPERTIES OR ANY PART THEREOF, AND NEITHER LESSOR NOR LESSOR’S AGENTS, EMPLOYEES OR CONTRACTORS SHALL BE LIABLE FOR ANY LOSS OF OR DAMAGE TO THE PROPERTIES OR ANY PART THEREOF EXCEPT TO THE EXTENT CAUSED BY THEIR NEGLIGENCE OR MISCONDUCT. LESSEE SHALL INDEMNIFY, PROTECT, DEFEND AND HOLD HARMLESS EACH OF THE INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSSES (EXCLUDING LOSSES SUFFERED BY AN INDEMNIFIED PARTY ARISING OUT OF THE NEGLIGENCE OR MISCONDUCT OF SUCH INDEMNIFIED PARTY OCCURRING ON OR AFTER THE EFFECTIVE DATE) CAUSED BY, INCURRED OR RESULTING FROM LESSEE’S OPERATIONS OR BY LESSEE’S USE AND OCCUPANCY OF THE PROPERTIES, WHETHER RELATING TO ITS ORIGINAL DESIGN OR CONSTRUCTION, LATENT DEFECTS, ALTERATION, MAINTENANCE, USE BY LESSEE OR ANY AUTHORIZED PERSON THEREON, SUPERVISION OR OTHERWISE, OR FROM ANY BREACH OF, DEFAULT UNDER, OR FAILURE TO PERFORM, ANY TERM OR PROVISION OF THIS LEASE BY LESSEE, ITS OFFICERS, EMPLOYEES, AGENTS OR OTHER AUTHORIZED PERSONS. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT LESSEE’S OBLIGATIONS UNDER THIS SECTION SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE FOR ANY REASON WHATSOEVER. THE INDEMNIFICATION SET FORTH IN THIS SECTION 10.01 IS IN ADDITION TO ANY OTHER INDEMNIFICATIONS SET FORTH IN THIS LEASE.

ARTICLE XI
CONDEMNATION AND CASUALTY
Section 11.01. Notification. Lessee and Lessor shall promptly give the other party written notice of (a) any Condemnation of any of the Properties, (b) the commencement of any proceedings or negotiations which might result in a Condemnation of any of the Properties, and (c) any Casualty to any of the Properties or any part thereof known to such party. Such notice shall provide a general description of the nature and extent of such Condemnation, proceedings, negotiations or Casualty, and shall include copies of any documents or notices received in connection therewith. Thereafter, Lessee shall promptly send Lessor copies of all notices, correspondence and pleadings relating to any such Condemnation, proceedings, negotiations or Casualty.
Section 11.02. Total Condemnation. In the event of a Condemnation of all or substantially all of any of the Properties, and if as a result of such Condemnation: (i) access to the Property to and from the public right-of-way adjacent to the Property as of the Effective Date is permanently and materially impaired such that Lessee no longer has access to such right-of-way; (ii) there is insufficient parking to operate the Property as a Permitted Facility under applicable Laws; or (iii) the Condemnation includes a portion of the improvements such that the remaining portion is unsuitable for use as a Permitted Facility, as determined by Lessee in the exercise of good faith business judgment (each such event, a “Total Condemnation”), then, in such event:
(a) Partial Termination of Lease. On the date of the Total Condemnation, all obligations of either party hereunder with respect to the applicable Property shall cease and the Base Annual Rent shall be reduced as set forth in Section 11.03(c) below; provided, however, that Lessee’s obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to such Property and Lessee’s obligation to pay Rent and all other Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease with respect to such Property, and any other obligation of Lessee with respect to such Property arising or accruing due to an act or omission occurring prior to the date of termination, shall survive such termination. If the date of such Total Condemnation is other than the first day of a month, the Base Monthly Rent for the month in which such Total Condemnation occurs shall be apportioned based on the date of the Total Condemnation.
(b) Net Award. Subject to Section 11.07 below, Lessor shall be entitled to receive the entire Net Award in connection with a Total Condemnation without deduction for any estate vested in Lessee by this Lease, and Lessee hereby expressly assigns to Lessor all of its right, title and interest in and to every such Net Award and agrees that Lessee shall not be entitled to any Net Award or other payment for the value of Lessee’s leasehold interest in this Lease.
Section 11.03. Partial Condemnation or Casualty. In the event of a Condemnation which is not a Total Condemnation (each such event, a “Partial Condemnation”), or in the event of a Casualty:
(a) Net Awards. All Net Awards shall be paid to Lessor; provided, however, that a Net Award payable in the case of a Condemnation which is not a Total Condemnation shall be paid to Lessee.

(b) Continuance of Lease. This Lease shall continue in full force and effect upon the following terms:
(i) There shall be no abatement of Rent or any other Monetary Obligations due under this Lease.
(ii) Lessee shall promptly commence and diligently prosecute restoration of such Property to the same condition, as nearly as practicable, as prior to such Partial Condemnation or Casualty as approved by Lessor, which approval shall not be unreasonably withheld, conditioned or delayed. Subject to the terms and provisions of the Mortgages and upon the written request of Lessee (accompanied by evidence reasonably satisfactory to Lessor that such amount has been paid or is due and payable and is properly part of such costs, and that Lessee has complied with the terms of Section 7.02 in connection with the restoration), Lessor shall promptly make available in installments, subject to reasonable conditions for disbursement imposed by Lessor, an amount up to but not exceeding the amount of any Net Award received by Lessor with respect to such Partial Condemnation or Casualty. Prior to the disbursement of any portion of the Net Award with respect to a Casualty, Lessee shall provide evidence reasonably satisfactory to Lessor of the payment of restoration expenses by Lessee up to the amount of the insurance deductible applicable to such Casualty. Lessor shall be entitled to keep any portion of the Net Award which may be in excess of the cost of restoration, and Lessee shall bear all additional Costs of such restoration in excess of the Net Award.
(c) Rent. Upon removal of a Property pursuant to Section 11.02, Section 11.03, or Section 11.04 the Base Annual Rent shall be reduced by an amount equal to the amount of Base Annual Rent attributable to such Property based on the purchase price paid by Lessor for each Property.
Section 11.04. Temporary Taking. In the event of a Condemnation of all or any part of any Property for a temporary use (a “Temporary Taking”) there shall be no abatement of any Rent or other Monetary Obligation and Lessee shall be entitled to the entire Net Award for a Temporary Taking. At the termination of any such Temporary Taking, Lessee will promptly commence and complete restoration of such Property at Lessee’s sole cost and expense.
Section 11.05. Adjustment of Losses. Any loss under any property damage insurance required to be maintained by Lessee shall be adjusted by Lessor and Lessee. Any Net Award relating to a Total Condemnation or a Partial Condemnation shall be adjusted by Lessor or, at Lessor’s election, Lessee. Notwithstanding the foregoing or any other provisions of this Section 11.05 to the contrary, if at the time of any Condemnation or any Casualty or at any time thereafter an Event of Default shall have occurred and be continuing, Lessor is hereby authorized and empowered but shall not be obligated, in the name and on behalf of Lessee and otherwise, to file and prosecute Lessee’s claim, if any, for a Net Award on account of such Condemnation or such Casualty and to collect such Net Award and apply the same to the curing of such Event of Default and any other then existing Event of Default under this Lease and/or to the payment of any amounts owed by Lessee to Lessor under this Lease, in such order, priority and proportions as Lessor in its reasonable discretion shall deem proper.
Section 11.06. Lessee Obligation in Event of Casualty. During all periods of time following a Casualty, Lessee shall take reasonable steps to ensure that the affected Property is secure and does not pose any risk of harm to any adjoining property and Persons (including owners or occupants of such adjoining property).

Section 11.07. Lessee Awards and Payments. Notwithstanding any provision contained in this Article XI, Lessee shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of any personal property owned by Lessee, any insurance proceeds with respect to any personal property owned by Lessee, the interruption of its business and moving expenses (subject, however, to the provisions of Section 6.03(a)(iv) above).
Section 11.08. Late Term Termination Right. If during the last year of the Term (assuming that Lessee has not exercised an Extension Option which will extend the Term upon the expiration of the then current Term), with respect to any Property, as the same may be extended, the Buildings with respect to any Property shall be damaged to the extent of twenty five percent (25%) or more of their insurable value (“Late Term Damaged Property”), then provided that no Event of Default has occurred and is continuing, such casualty is covered by the insurance required to be maintained by Lessee under Article Section 6.03, and such insurance is for the full replacement cost of the Property, Lessee may elect to terminate this Lease as to the Late Term Damaged Property only by notice given to Lessor within sixty (60) days of the damage or destruction. The termination shall become effective on the twentieth (20th) day after the giving of the notice of termination, but in no event earlier than the date Lessor receives from Lessee a payment in an amount equal to the amount of any deductible or self-insured retention pursuant to Lessee’s insurance, in which event (a) Base Annual Rent and other amounts paid or payable by Lessee hereunder shall be apportioned and adjusted as of the time of termination for the Late Term Damaged Property only, and (b) Lessee shall not be obligated to repair or restore any damage or destruction to the Late Term Damaged Property caused by the casualty except to the extent proceeds are expended in order to satisfy temporary safety measures to vacate the Property. All insurance proceeds and the amount of any insurance deductible or self-insurance retention (or an equivalent sum in the case of self-insurance) shall be paid to, and be the property of Lessor, provided, however, that Lessee shall be entitled to recover from the insurance proceeds the cost of any temporary safety measures undertaken by Lessee in order to vacate the Late Term Damaged Property. Notwithstanding any termination of this Lease with respect to the Late Term Damaged Property, this Lease shall continue in full force and effect with respect to the remaining Properties; provided, however, Base Annual Rent shall be adjusted in accordance with Section 11.02(c). ALL INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THE LATE TERM DAMAGED PROPERTY, AND ALL OBLIGATIONS RELATING TO THE LATE TERM DAMAGED PROPERTY ARISING DUE TO ANY ACT OR OMISSION OCCURRING PRIOR TO THE DATE OF THE TERMINATION OF THIS LEASE WITH RESPECT TO THE LATE TERM DAMAGED PROPERTY, SHALL SURVIVE THE TERMINATION OF THIS LEASE WITH RESPECT TO THE LATE TERM DAMAGED PROPERTY.
ARTICLE XII
DEFAULT, CONDITIONAL LIMITATIONS,
REMEDIES AND MEASURE OF DAMAGES
Section 12.01. Event of Default. Each of the following shall be an event of default by Lessee under this Lease (each, an “Event of Default”):
(a) if any representation or warranty of Lessee set forth in this Lease is false in any material respect when made, or if Lessee renders any materially false statement or account when made;

(b) if any Base Monthly Rent due under this Lease is not paid when due and such failure continues for five (5) Business Days after receipt of written notice from Lessor of such failure; provided, however, that after the first (1st) notice of non-payment of Base Monthly Rent has been sent to Lessee in any twelve (12) month period, no further notice to Lessee shall be required within such 12-month period, with the result that an Event of Default shall occur immediately upon the failure of Lessee to pay any Base Monthly Rent within five (5) Business Days after such installment is due for the remainder of such 12- month period;
(c) if any Monetary Obligation other than Base Monthly Rent and other than as set forth in Section 12.01(d) is not paid when due and such failure continues for ten (10) Business Days or more after written notice from Lessor;
(d) subject to Lessee’s right to contest under Section 6.01(b), if Lessee fails to pay, prior to delinquency, any taxes, assessments or other charges the failure of which to pay will result in the imposition of a lien against any of the Properties and such failure continues for five (5) Business Days after written notice from Lessor of such failure;
(e) if Lessee abandons any Property;
(f) if there is an Insolvency Event affecting Lessee;
(g) if Lessee fails to observe or perform any of the other covenants, conditions or obligations of Lessee in this Lease; provided, however, if any such failure does not involve the payment of any Monetary Obligation, does not place any Property or any rights or property of Lessor in immediate jeopardy, and is within the reasonable power of Lessee to promptly cure, all as determined by Lessor in its reasonable discretion, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until Lessor shall have given Lessee notice thereof and a period of thirty (30) days shall have elapsed, during which period Lessee may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such thirty (30)-day period, as determined by Lessor in its reasonable discretion, and Lessee is diligently pursuing a cure of such failure, then Lessee shall have a reasonable period to cure such failure beyond such thirty (30)-day period, which shall in no event exceed ninety (90) days after receiving notice of such failure from Lessor. If Lessee shall fail to correct or cure such failure within such ninety (90)-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required;
(h) if a final, nonappealable judgment is rendered by a court against Lessee which has a Material Adverse Effect, and in either case is not discharged or provision made for such discharge within ninety (90) days from the date of entry thereof;
(i) if Lessee shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;
(j) if the estate or interest of Lessee in any of the Properties shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made.
Section 12.02. Remedies. Upon the occurrence and during the continuance of an Event of Default, with or without notice or demand, except as otherwise expressly provided herein or in any Transaction Documents or such other notice as may be required by statute and cannot be waived by Lessee, Lessor shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at Law or in equity, including, without limitation, any one or more of the following:
(a) to terminate this Lease with respect to the Property or Properties to which the default pertains, whereupon Lessee’s right to possession of such Properties shall cease and this Lease, except as to Lessee’s liability, shall be terminated with respect to such Properties;
(b) to the extent not prohibited by applicable Law, to (i) re-enter and take possession of the applicable Properties (or any part thereof), and, to the extent permissible, permits and other rights or privileges of Lessee pertaining to the use and operation of the Properties, and (ii) expel Lessee and those claiming under or through Lessee, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action. No notice from Lessor hereunder or under a forcible entry and detainer statute or similar Law shall constitute an election by Lessor to terminate this Lease unless such notice specifically so states. If Lessee shall, after default, voluntarily give up possession of the Properties to Lessor, deliver to Lessor or its agents the keys to the Properties, or both, such actions shall be deemed to be in compliance with Lessor’s rights and the acceptance thereof by Lessor or its agents shall not be deemed to constitute a termination of the Lease. Lessor reserves the right following any re-entry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate;
(c) to bring an action against Lessee for any damages sustained by Lessor or any equitable relief available to Lessor.
(d) to relet the applicable Properties or any part thereof for such term or terms (including a term which extends beyond the original Lease Term), at such rents and upon such other terms as Lessor, in its sole discretion, may determine, with all proceeds received from such reletting being applied to the Rent and other Monetary Obligations due from Lessee in such order as Lessor may, in its sole discretion, determine, which other Monetary Obligations include, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, alteration, remodeling and repair costs and expenses of preparing for such reletting. Lessor shall use reasonable efforts to mitigate its damages in the event it takes possession of the Properties including, but not limited to, by reletting the Properties. Lessor reserves the right following any re-entry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate as specified in said notice;
(e) after the termination of this Lease and except to the extent prohibited by applicable Law to accelerate and recover from Lessee all Rent and other Monetary Obligations due and owing and scheduled to become due and owing under this Lease both before and after the date of such breach for the entire original scheduled Lease Term; provided, however, that the “accelerated rent” amount shall be reduced by the fair market rent amount Lessor reasonably expects to receive if the Properties were relet for the time period to which the “accelerated rent” applies, which “accelerated rent” amount (as so reduced by the fair market rent amount as aforesaid) shall be discounted to present value at a rate per annum equal to the discount rate of the Federal Reserve Bank of New York at the time of such “accelerated rent” determination (the “FMRV Offset”);
(f) to recover from Lessee all Costs paid or incurred by Lessor as a result of such breach, regardless of whether or not legal proceedings are actually commenced;
(g) to immediately or at any time thereafter, and with or without notice, at Lessor’s sole option but without any obligation to do so, correct such breach or default and charge Lessee all reasonable Costs incurred by Lessor therein. Any sum or sums so paid by Lessor, together with interest at the Default Rate, shall be deemed to be Additional Rent hereunder and shall be immediately due from Lessee to Lessor. Any such acts by Lessor in correcting Lessee’s breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Lessor’s right to exercise any or all remedies set forth herein; and/or
(h) to seek any equitable relief available to Lessor, including, without limitation, the right of specific performance.
Section 12.03. Cumulative Remedies. All powers and remedies given by Section 12.02 to Lessor, subject to applicable Law, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Lessor under this Lease, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Lessee contained in this Lease, and no delay or omission of Lessor to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto. Every power and remedy given by this Section or by Law to Lessor may be exercised from time to time, and as often as may be deemed expedient, by Lessor, subject at all times to Lessor’s right in its sole judgment to discontinue any work commenced by Lessor or change any course of action undertaken by Lessor.
ARTICLE XIII
MORTGAGE, SUBORDINATION AND ATTORNMENT
Section 13.01. No Liens. Lessor’s interest in this Lease and/or the Properties shall not be subordinate to any liens or encumbrances placed upon the Properties by or resulting from any act of Lessee, and nothing herein contained shall be construed to require such subordination by Lessor.
Section 13.02. Subordination. This Lease at all times shall (but only if requested by Lessor) automatically be subordinate to the lien of any and all ground leases and Mortgages now or hereafter placed upon any of the Properties by Lessor, and Lessee covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien of any or all such ground leases and Mortgages as shall be desired by Lessor, or any present or proposed mortgagees under trust deeds, upon the condition that Lessee shall have the right to remain in possession of the Properties under the terms of this Lease, notwithstanding any default in any or all such ground leases or Mortgages, or after the foreclosure of any such Mortgages, so long as no Event of Default shall have occurred and be continuing. Lessor agrees to provide Lessee with a SNDA executed by each Lender holding a Mortgage (if Lessor requests Lessee to subordinate its interest in this Lease to such Mortgage), and Lessee agrees to promptly execute and return such SNDA to Lessor.
Section 13.03. Attornment. In the event any purchaser or assignee of any Lender at a foreclosure sale acquires title to any of the Properties, or in the event that any Lender or any purchaser or assignee otherwise succeeds to the rights of Lessor as landlord under this Lease, Lessee shall attorn to Lender or such purchaser or assignee, as the case may be (a “Successor Lessor”), and recognize the Successor Lessor as lessor under this Lease, and, subject to the provisions of this Article XIII, this Lease shall continue in full force and effect as a direct lease between the Successor Lessor and Lessee, provided that the Successor Lessor shall only be liable for any obligations of Lessor under this Lease which accrue after the date that such Successor Lessor acquires title. The foregoing provision shall be self-operative and effective without the execution of any further instruments.
Section 13.04. Execution of Additional Documents. Although the provisions in this Article XIII shall be self-operative and no future instrument of subordination shall be required, upon request by Lessor, Lessee, at no material cost to Lessee, shall execute and deliver such additional reasonable instruments as may be reasonably required for such purposes.
Section 13.05. Notice to Lender. Lessee shall give written notice to any Lender having a recorded lien upon any of the Properties or any part thereof of which Lessee has been notified of any breach or default by Lessor of any of its obligations under this Lease and give such Lender at least sixty (60) days beyond any notice period to which Lessor might be entitled to cure such default before Lessee may exercise any remedy with respect thereto.
ARTICLE XIV
ASSIGNMENT
Section 14.01. Assignment by Lessor. Lessor may, without prior consent of Lessee, enter into agreements in connection with the following: (a) the sale, assignment, grant, conveyance, transfer, financing, re-financing, purchase or re-acquisition of all or a portion of the Properties, this Lease (and Lessor’s interest herein); or (b) a Securitization and related transactions. In the event of any such sale or assignment other than a security assignment, Lessee shall attorn to such purchaser or assignee (so long as Lessor and such purchaser or assignee notify Lessee in writing of such transfer and such purchaser or assignee expressly assumes in writing the obligations of Lessor hereunder from and after the date of such assignment). Notwithstanding the foregoing, any Successor Lessor shall be prohibited from entering into any agreements referenced in the first clause of this Section with any party that is a competitor to Lessee’s operations without first receiving written consent of Lessee, to be granted or withheld in Lessee’s sole discretion. At the request of Lessor, Lessee will execute such documents confirming the sale, assignment or other transfer and such other agreements as Lessor may reasonably request, provided that the same do not increase the liabilities and obligations of Lessee hereunder. Lessor shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Lessor contained herein, except for obligations or liabilities accrued prior to such assignment or sale.
Section 14.02. Assignment by Lessee.
(a) Lessee shall not assign, transfer, convey, pledge or mortgage this Lease or any interest herein, whether by operation of Law or otherwise, without the prior written consent of Lessor which consent shall not be unreasonably withheld, conditioned or delayed. Factors which Lessor shall take into account in determining whether to consent to a proposed assignment of this Lease shall include, but not be limited to, the proposed creditworthiness of the proposed assignee and the experience of the proposed assignee in operating the business proposed to be conducted at the Properties. At the time of any assignment of this Lease which is approved by Lessor, the assignee shall assume all of the obligations of Lessee under this Lease pursuant to a written assumption agreement in form and substance reasonably acceptable to Lessor. Upon such assignment of this Lease pursuant to this Section 14.02 Lessee shall be relieved of its obligations respecting this Lease unless otherwise agreed to by the parties in writing. Any assignment, transfer, conveyance, pledge or mortgage in violation of this Section 14.02 shall be voidable at the sole option of Lessor.

Any consent to an assignment given by Lessor hereunder shall not be deemed a consent to any subsequent assignment.
(b) Notwithstanding Section 14.02(a), Lessee shall have the right, without Lessor’s consent but upon prior written notice to Lessor as set forth in Section 14.02(c) at any one time or multiple times during the Term to:
(i) assign this Lease to an Affiliate of Lessee;
(ii) encumber, pledge, hypothecate or otherwise mortgage Lessee’s interest in the leasehold estate created by this Lease, subject to the terms of Section 14.04 below;
(iii) merge or consolidate Lessee with or into any other entity; or
(iv) assign this Lease in whole but not in part to a purchaser of all or substantially all of the assets of Lessee.
(c) As a condition to any assignment or transfer of this Lease by Lessee (including but not limited to a merger or consolidation of Lessee), (A) all representations and warranties set forth in Article V of this Lease shall be true and correct and shall be deemed to be made by the proposed assignee or transferee as of the date of the proposed assignment, (B) Lessee shall give Lessor at least 10 days prior written notice of the proposed assignee or transferee, together with a structure chart showing the proposed owner of all direct and indirect interests in the proposed transferee or assignee, financial information about the proposed assignee (such as balance sheets and statements of revenues and expenses and the business conducted by such proposed assignee or transferee, and information concerning the proposed management of the proposed assignee, (C) no Event of Default shall have occurred and be continuing, and after giving effect to the proposed assignment or transfer, no Event of Default shall have occurred and be continuing and no event or omission shall have occurred which would (with the giving of notice or the passage of time, or both) constitute an Event of Default, and (d) all Rent then due and payable shall have been previously paid by Lessee.
(d) No assignment or transfer of this Lease by Lessee, except where Lessor has consented to such assignment in accordance with Section 14.02(a), shall release Lessee from any obligations pursuant to this Lease unless agreed to by Lessor in its sole discretion, except that Lessee shall also be released from its obligations pursuant to this Lease arising due to acts and omissions arising after the date of the assignment or transfer of this Lease if there is an assignment of this Lease in connection with a sale of all or substantially all of the assets of Lessee.
Section 14.03. Assignment and Subletting. Lessee may assign, sublet or enter into co-occupancy agreements with respect to the Properties, in its sole and absolute discretion; provided, however, that no assignment, sublease, or co-occupancy arrangement shall affect or reduce any of the obligations of Lessee or impose additional obligations onto Lessor under this Lease. For the avoidance of doubt, any assignee, sublessee, co-occupant, or transferee of Lessee shall be entitled to the same quiet enjoyment and non-disturbance rights as Lessee, subject to occurrence and continuation of an Event of Default.
Section 14.04. Leasehold Mortgage. Notwithstanding any provision to the contrary in this Lease, Lessee, its successors, sublessees, and/or assigns shall have the right to grant a leasehold mortgage on Lessee’s leasehold interest in the Properties. Any leasehold mortgagee shall be deemed to be a third party beneficiary of any SNDA granted to Lessee hereunder, but (i) any such leasehold mortgage otherwise shall be in all respects subject and subordinate to Lessor’s interest in this Lease and to any Mortgage granted by Lessor, and to any renewals, modifications, consolidations, replacements and extensions of any such Mortgage, whether such Mortgage or any renewal, modification, consolidation, replacement or extension thereof, is granted by Lessor prior or subsequent to any leasehold mortgage granted by Lessee; and (ii) the leasehold mortgage shall attach to and be a lien on Lessee’s leasehold interest in the Property only, shall convey no interest or rights in and to Lessor’s interest in the Lease or the Property which are greater than Lessee’s interest or rights in the Lease or the Property, and shall be in form and substance reasonably satisfactory to Lessor and Lessee. Lessor agrees that, at the request of Lessee and the mortgagee under the leasehold mortgages, Lessor will enter into an agreement with the mortgagee pursuant to which Lessor (x) will afford such mortgagee the opportunity to cure any Event of Default by Lessee during the applicable cure period provided to Lessee under this Lease, and (y) will agree that, in the event this Lease is terminated or rejected, Lessor will enter into a replacement lease with such mortgagee (or the party acquiring Lessee’s interest under this Lease by foreclosure or deed in lieu of foreclosure or similar conveyance) in the form of this Lease.
ARTICLE XV
NOTICES
Section 15.01. Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Lease shall be in writing and given by any one of the following: (a) hand delivery; (b) express overnight delivery service; (c) certified or registered mail, return receipt requested; or (d) email transmission, and shall be deemed to have been delivered upon (i) receipt, if hand delivered; (ii) the next Business Day, if delivered by a reputable express overnight delivery service; (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested; or (iv) the date of email transmission, as applicable. Notices shall be provided to the parties and addresses (or electronic mail addresses) specified below:
If to Lessor:    TPG Real Estate LLC
1431 Cinnamon Hill Ln. Ste 104
Columbia, MO 65201
Attn: Jordan Lewis
Email: jordan.lewis@premiere.net
If to Lessee:    EquipmentShare.com Inc
5710 Bull Run Dr.
Columbia, MO 65201
Attention: John Griffin
Email: john@equipmentshare.com
or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.

ARTICLE XVI
WAIVER OF LESSOR’S LIEN
Section 16.01. Waiver of Lessor’s Lien. It is understood and agreed that all personal property, trade fixtures, inventory, and equipment now or hereafter installed by Lessee at the Property, but excluding any replacement equipment installed by Lessee pursuant to its obligations under the Lease or any property owned by Lessor (collectively, the “Lessee’s Personal Property”) is or may be leased by Lessee or purchased by Lessee from a lessor or seller, or otherwise pledged to a third party (collectively, “Third Party”). Lessor agrees that all of Lessee’s Personal Property, now or hereafter located upon a Property and owned by Lessee or any Third Party, and regardless of the method in which such Lessee’s Personal Property is attached or affixed to the Property, shall not be deemed a fixture of the Property and shall be and shall remain the property of Lessee or such Third Party. Lessee or any Third Party shall have the right to remove Lessee’s Personal Property from the Property at any time; provided however, that if such removal shall injure or damage the Property, Lessee or any Third Party shall repair the damage and place the Property in the same condition (ordinary wear and tear excepted) as it would have been if such Lessee’s Personal Property had not been installed. Lessor agrees that in the event a Third Party or other party having a security interest in Lessee’s Personal Property declares a default with respect to the underlying contract, the Third Party shall have 30 days (or such longer time period as is agreed upon between Lessor and such Third Party) to remove Lessee’s Personal Property from the Property, and without liability to Lessor. Lessor hereby waives its rights, statutory or otherwise, to any lien on or rights in Lessee’s Personal Property. Lessor shall, upon written request of Lessee, execute, or cause to be executed, and delivered to the Lessee, within ten (10) Business Days after said request from Lessee, a commercially reasonable waiver of Lessor’s lien or mortgage lien on all of Lessee’s Personal Property.
ARTICLE XVII
MISCELLANEOUS
Section 17.01. Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, fire or other casualty beyond the control of the party obligated to perform (each, a “Force Majeure Event”) shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, expressly excluding, however, the obligations imposed upon Lessee with respect to Rent and other Monetary Obligations to be paid hereunder.
Section 17.02. No Merger. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Properties by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and (b) the fee estate or ownership of any of the Properties or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease, and (ii) the fee estate in or ownership of the Properties or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.
Section 17.03. Interpretation. Lessor and Lessee acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.
Section 17.04. Characterization. The following expressions of intent, representations, warranties, covenants, agreements, stipulations and waivers are a material inducement to Lessor entering into this Lease:
(a) Each lease of Property pursuant to this Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; and (iii) the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between Lessor and Lessee, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership (de facto or de jure) between Lessor and Lessee, to make them joint venturers, to make Lessee an agent, legal representative, partner, subsidiary or employee of Lessor, nor to make Lessor in any way responsible for the debts, obligations or losses of Lessee.
(b) Lessor and Lessee covenant and agree that: (i) each will treat this Lease as an operating lease pursuant to Statement of Financial Accounting Standards No. 13, as amended, and as a true lease for state Law reporting purposes and for federal income tax purposes; (ii) each party will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 17.04; (iii) with respect to each of the Properties, the Lease Term for such Property is less than seventy-five percent (75%) of the estimated remaining economic life of the Property; and (iv) the Base Annual Rent is the fair market value for the use of the Property and was agreed to by Lessor and Lessee on that basis, and the execution and delivery of, and the performance by Lessee of its obligations under, this Lease do not constitute a transfer of all or any part of the Properties.
(c) Lessee waives any claim or defense based upon the characterization of this Lease as anything other than a true lease and as a master lease of all of the Properties. Lessee stipulates and agrees (i) not to challenge the validity, enforceability or characterization of the lease of the Properties as a true lease; and (ii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 17.04.
Section 17.05. Disclosures.
(a) Securities Act or Exchange Act. The parties agree that, notwithstanding any provision contained in this Lease, any party (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, any matter required under the Securities Act or the Exchange Act.
(b) Public Disclosures. Except as required by Law, the Parties shall not make any public disclosure, including press releases or any form of media release, of this Lease Agreement or any transactions relating hereto without the prior written consent of the other Party, except to the extent that information regarding this Lease Agreement and/or the transactions relating hereto is publicly available.
Section 17.06. Attorneys’ Fees. In the event of any judicial or other adversarial proceeding concerning this Lease, to the extent permitted by Law, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other Costs in addition to any other relief to which it may be entitled. In addition, the prevailing party shall, upon demand, be entitled to all attorneys’ fees and all other Costs incurred in the preparation and service of any notice or demand hereunder, whether or not a legal action is subsequently commenced.
Section 17.07. No Brokerage. Lessor and Lessee represent and warrant to each other that they have had no conversation or negotiations with any broker concerning the leasing of the Properties. Each of Lessor and Lessee agrees to protect, indemnify, save and keep harmless the other, against and from all liabilities, claims, losses, Costs, damages and expenses, including attorneys’ fees, arising out of, resulting from or in connection with their breach of the foregoing warranty and representation.
Section 17.08. Waiver of Jury Trial and Certain Damages. LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LESSOR AND LESSEE, LESSEE’S USE OR OCCUPANCY OF THE PROPERTIES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER PARTY AND ANY OF THE AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS OR EMPLOYEES OF LESSOR OR LESSEE, AS APPLICABLE, OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY LESSOR AND LESSEE OF ANY RIGHT EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.
Section 17.09. Securitizations. Lessee hereby acknowledges and agrees that Lessor may, from time to time and at any time (a) advertise, issue press releases, send direct mail or otherwise disclose information regarding the transaction for marketing purposes (provided, however, such information shall not include any financial terms of the transaction or any financial or proprietary information regarding Lessee, its Affiliates or their operations or businesses); and (b) (i) act or permit another Person to act as sponsor, settler, transferor or depositor of, or a holder of interests in, one or more Persons or other arrangements formed pursuant to a trust agreement, indenture, pooling agreement, participation agreement, sale and servicing agreement, limited liability company agreement, partnership agreement, articles of incorporation or similar agreement or document; and (ii) permit one or more of such Persons or arrangements to offer and sell stock, certificates, bonds, notes, other evidences of indebtedness or securities that are directly or indirectly secured, collateralized or otherwise backed by or represent a direct or indirect interest in whole or in part in any of the assets, rights or properties described in Section 14.01 of this Lease, in one or more Persons or arrangements holding such assets, rights or properties, or any of them (collectively, the “Securities”), whether any such Securities are privately or publicly offered and sold, or rated or unrated (any combination of which actions and transactions described in both clauses (i) and (ii) in this paragraph, whether proposed or completed, are referred to in this Lease as a “Securitization”).
Section 17.10. State-Specific Provisions. The provisions and/or remedies which are set forth on the applicable Real Estate Schedule shall be deemed a part of and included within the terms and conditions of this Lease.
Section 17.11. Time is of the Essence; Computation. Time is of the essence with respect to each and every provision of this Lease. If any deadline provided herein falls on a non Business Day, such deadline shall be extended to the next day that is a Business Day.
Section 17.12. Waiver and Amendment. No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. No acceptance by Lessor of an amount less than the Rent and other Monetary Obligations stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such Rent or other Monetary Obligations then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Lessor’s right to collect any unpaid amounts or an accord and satisfaction.
Section 17.13. Successors Bound. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.
Section 17.14. Captions. Captions are used throughout this Lease for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.
Section 17.15. Other Documents. Each of the parties agrees to sign such other and further documents as may be necessary or appropriate to carry out the intentions expressed in this Lease.
Section 17.16. Entire Agreement. This Lease and any other instruments or agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements except as herein provided.
Section 17.17. Forum Selection; Jurisdiction; Venue; Choice of Law. For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of federal and state courts serving Boone County, Missouri. Lessee consents that it may be served with any process or paper by registered mail or by personal service within or without the state or states where the Properties are located in accordance with applicable Law. Furthermore, Lessee waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. This Lease shall be governed by, and construed with, the Laws of the State of Missouri, without giving effect to any state’s conflict of Laws principles.

Section 17.18. Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original. Furthermore, the undersigned agree that transmission of this Lease via e-mail in a “.pdf” or other electronic format shall be deemed transmission of the original Lease for all purposes.
Section 17.19. Confidentiality. This entire Section 17.19 is subject to Sections 17.05 and 17.09. Except as expressly set forth herein, neither party, nor its respective agents, representatives, employees, partners, members, officers or directors will disclose the economic terms of this Lease or any Proprietary Information (collectively, the “Confidential Information”) unless prior consent to such disclosure is obtained from the other party, which consent may be withheld, conditioned or delayed at either party’s sole discretion. Each party shall hold in strict confidence and shall disclose the Confidential Information only to Lessor’s or Lessee’s employees, agents, attorneys, accountants, consultants, investors (including but not limited to in connection with a Securitization), potential investors, lenders, potential lenders, purchasers, potential purchasers and service providers (and the attorneys and accountants of, investors, potential investors, lenders, potential lenders, purchasers, potential purchasers), who have a reason to know such Confidential Information in order to assist Lessor or Lessee, as the case may be. Neither Lessor nor Lessee nor any of their employees, agents, attorneys, accountants, consultants, investors, potential investors, lenders or service providers shall disclose Confidential Information to any other person or entity except in connection with any tax, regulatory or loan securitization obligations or use Confidential Information for its or their benefit or for any purpose not expressly agreed upon in writing by the party originating the Confidential Information. The obligation hereunder to maintain the confidentiality of Confidential Information and to refrain from use of Confidential Information for any purposes not agreed upon shall not expire. The foregoing restriction on the dissemination of Confidential Information shall not apply to any Confidential Information which (i) is disclosed in a printed publication available to the public or is otherwise in the public domain through no act of the party to whom the Confidential Information has been provided, (ii) is approved for release by written authorization of an officer of the party to whom the Confidential Information belongs or (iii) is required to be disclosed by proper order of a court of competent jurisdiction after adequate notice to the party to whom the Confidential Information belongs in order to allow that party to seek a protective order therefor. In addition to the foregoing, Lessor may include information from this Lease, only on an aggregate/ combined basis, in investor reports.
ARTICLE XVIII
CONSTRUCTION
Section 18.01. Appointment of Construction Agent. Lessor designates Lessee as its construction agent for the construction and installation of the Improvements on the Properties, and Lessee accepts such appointment. Lessee shall perform all construction and related services in accordance with the Plans and Specifications for the Properties.
Section 18.02. Construction Obligations. Lessee shall construct and install the Improvements in accordance with the Plans and Specifications for each Property and shall comply with all applicable Construction Budgets, schedules, and industry standards.
Section 18.03. Term Related to Construction. Lessee’s construction obligations with respect to each Property shall continue until the Final Completion Date for all Improvements.

Section 18.04. Scope of Authority.
Lessee shall have the authority to:
(1)    Perform or supervise all construction, design, and engineering functions for the Improvements;
(2)    Hire and manage contractors, subcontractors, architects, engineers, and consultants necessary for construction;
(3)    Negotiate, enter into, and enforce contracts necessary for construction of the Improvements on such terms as are customary and reasonable in light of local and national standards and procure the equipment and materials necessary to construct and install the Improvements;
(4)    Obtain all necessary permits, licenses, consents, approvals, entitlement, and other authorizations required for the Improvements and the use and occupancy thereof and those required under applicable Requirements from all governmental authorities in connection with the construction and installation of the Improvements in accordance with the Plans and Specifications, except for such permits, licenses, consents, approvals, entitlements, and other authorizations which applicable law or other necessity dictate should be obtained by Lessor; and
(5)    Maintain all books and records related to the Improvements and the construction, operation, and management thereof.
Lessee shall have sole control over the means, methods, sequences, and procedures of construction, subject to compliance with the Plans and Specifications and applicable law.
Section 18.05. Delegation and Step-In Rights.
(1)    Lessee may delegate construction duties by or through one or more contractors, agents, architects, construction managers, contractors, design builders, developers, affiliates, employees, engineers, consultants, attorneys-in-fact, or other professionals, provided Lessee remains responsible for proper performance. Lessee shall enter into (or has entered into) such agreements with the Contractor, construction managers, the Architect and any other architects, contractors, design builders, developers, consultants, engineers and such other agents as Lessee deems necessary or desirable for the development and construction of the Improvements pursuant hereto with respect to any one or more of the Properties (the “Construction Documents”); provided, however, that no such delegation shall limit or reduce in any way the Lessee’s duties, liabilities and obligations under this Lease. Each contract with a Contractor, developer or design builder shall be with a reputable Contractor, developer or design builder with experience in constructing projects that are similar in scope and type to the proposed Improvements, and shall provide for a stipulated price or guaranteed maximum price through the Final Completion Date.
(2)    For value received, and to secure Lessee’s performance of its obligations hereunder, the Lessee does hereby assign unto the Lessor, and its successors and assigns, all of Lessee’s rights, title and interests in and to the following (referred to collectively herein as the “Assigned Rights”): (i) the Construction Contracts, (ii) all other Construction Documents now or hereafter entered into by, or on behalf of Lessee (iii) the Plans and Specifications, (iv) all building and other permits, licenses and governmental approvals which are necessary or useful to the commencement and completion of the construction of the Improvements, or otherwise relate to such construction, heretofore or hereafter obtained or applied for by or on behalf of Lessee, the Contractor or any of the Architect, engineers or contractors working on any aspect of the construction of the Improvements, and any deposits made in connection therewith (referred to collectively herein as the “Permits”); and (v) any warranties and guaranties given to, assigned to or benefiting the Lessee or the Properties, regarding the acquisition, construction, design, use, operation, management or maintenance of the Improvements; provided, however, that the Lessor shall not have any obligation or liability of any kind under or with respect to any of the Assigned Rights, either before or after their exercise of any rights hereby granted to either of them, except to the extent such obligations or liabilities arise from work performed or materials provided for the Lessor after the exercise of such Assigned Rights.
(3)    In the event of Lessee’s default under this Article, Lessor may exercise its rights to enforce construction documents, utilize construction documents, or complete construction in accordance with applicable law.
Section 18.06. Covenants of Lessee.
Lessee covenants and agrees to:
(1)    Construct the Improvements in a good and workmanlike manner, in substantial accordance with Plans and Specifications, the Construction Budget, Construction Documents, applicable construction schedule, and prevalent industry practices;
(2)    Commence and achieve Substantial Completion in accordance with the relevant Plans and Specifications;
(3)    Complete all punch list items and deliver permanent Certificates of Occupancy, by the date that is sixty (60) days after the Final Completion Date;
(4)    Deliver good and marketable title to the Improvements;
(5)    Provide monthly progress reports and updates to Lessor in reasonable detail;
(6)    Provide such other information with respect to the Improvements and the construction thereof as Lessor may reasonably request;
(7)    Take reasonable steps to minimize disruption to construction arising from force majeure events; it being understood that any costs associated with such steps shall be included as construction costs and shall be reimbursable by Lessor in accordance with this Lease; and
(8)    Permit Lessor, its agents and consultants reasonable access to the Properties upon reasonable notice during construction (which notice may be by telephone or by email) at all reasonable business hours to inspect the Properties (subject to such reasonable safety measures that the Contractor or Lessee may require).
(9)    During construction of the Improvements, Lessee shall reimburse Lessor, as Additional Rent, for all reasonable out-of-pocket costs incurred by Lessor in connection with monitoring, inspection, or verification of construction progress or compliance with the Plans and Specifications, including reasonable travel and related expenses and reasonable fees and expenses of third-party architects, engineers, consultants, or other professionals engaged for such purposes. Any such monitoring, inspection, or verification is for Lessor’s benefit only and shall not be deemed to create any duty on the part of Lessor to supervise, control, or direct construction, or to relieve Lessee of any responsibility for the design, construction, or completion of the Improvements.
Section 18.07. Insurance.
During construction, Lessee shall maintain and cause all Contractors, in full force and effect during the term of until the Final Completion Date insurance policies with insurance companies authorized to do business in the state where the construction is commencing with a Standard & Poor’s financial strength rating of “A-“ or better and a Best Insurance Report financial size category of “VIII” or higher, with limits and coverage provisions as set forth below to maintain the following insurance:
(a)Commercial general liability insurance on an occurrence basis for Lessee’s and Lessor’s liability arising out of claims for personal injury (including bodily injury and death) and property damage arising out of Lessee’s ongoing and completed operations. Such insurance shall provide coverage with per project limits of $1,000,000 limit per occurrence for combined bodily injury and property damage with a policy aggregate of $2,000,000 (other than products-completed operations) and $2,000,000 for products-completed operations.
(b)Automobile liability insurance (including but not limited to coverage for all losses whatsoever arising from the ownership, maintenance, operation or use of any automobile, truck or other motor vehicle, whether owned, leased or hired) on an occurrence basis for Lessee’s and Lessor’s liability arising out of claims for personal injury (including bodily injury and death) and property damage. Such insurance shall provide coverage with a combined single limit of $1,000,000.
(c)Workers’ compensation coverage will provide statutory worker’s compensation benefits applicable to the state and shall be maintained by Lessee and/or Contractor as applicable and operations and employer’s liability will be maintained with limits of $1,000,000 for bodily injury by accident and bodily injury by disease.
(d)Umbrella or Excess Liability insurance in excess of the insurance coverage required above with a minimum limit of $10,000,000 per occurrence and in the aggregate. Lessee may allow Contractor to set subcontractors excess limits to that generally acceptable in the industry for the service being performed.
(e)Contractor’s pollution liability must be maintained by the Contractor or any subcontractors, whose operations could result in a pollution event, with minimum limits of $1,000,000 per occurrence and $2,000,000 general aggregate.
(f)A single project specific Builder’s risk insurance policy covering structures, equipment, and improvements with respect to the Improvements on a “special cause of loss” basis insuring Lessee, Lessor, and Lessor’s lender(s), if any, all contractors and any other party with an insurable interest, as their interests may appear, including coverage against loss or damage from the perils of earth movement (including but not limited to earthquake, landslide, subsidence and volcanic eruption), flood, strike, riot and civil commotion.
(i)     The builder’s risk insurance shall provide coverage for (i) the structures, machinery, equipment, facilities, fixtures, supplies and other property constituting a part of the Improvements, (ii) property of others in the care, custody or control of Lessee in connection with the Improvements, but not contractor’s tools, machinery, plant and equipment including spare parts and accessories not destined to become a permanent part of the Improvements, (iii) all preliminary works, temporary works and interconnection works (i.e., all underground property used to connect to public or private utility feeds, including, but not limited to, telephone, water, cable, natural gas, electricity and sewers) and (iv) all foundations and other property below the surface of the ground.
(ii)    The builder’s risk policy shall insure (i) the cost (including labor) of preventive measures to reduce or prevent further loss, (ii) inland transit with a minimum sublimit of $500,000, or an amount which amount is sufficient to insure the reasonably expected largest single shipment to or from the Individual Properties site from anywhere within North America, (iii) off-site storage to insure the full replacement value of any property or equipment not stored on the Individual Properties site with a minimum sublimit of $500,000, (iv) soft cost - with a limit sufficient to cover the insured’s actual and necessary business costs in excess of the budgeted amount for the project consisting only of interest on money borrowed to finance construction, advertising expenses, realty taxes and other assessments, and costs resulting from the renegotiation of the construction loan(s), (v) expediting expenses (defined as reasonable extra costs incurred after an insured loss to make temporary repairs and expedite the permanent repair of the damaged property) with a minimum sublimit in the amount of $50,000, and (vi) coverage for loss resulting from the enforcement of ordinance or Laws that regulate construction, demolition, repair or use of the property, with Coverage A (loss to undamaged portion of the building), Coverage B (cost of demolishing the undamaged portion of the building) and Coverage C (increased cost of reconstruction or repairs to comply with current ordinance or Law) with a combined aggregate limit of not less than $1,000,000 and which shall include an endorsement to provide coverage for any additional costs associated with repairing the damage from a covered loss over and above the cost that would have been incurred in the absence of such current ordinance or law.
(iii)    The builder’s risk policy shall include (i) a requirement that the insurer pay losses within the time period permitted by law and (ii) an extension clause allowing the policy period to be extended up to sixty (60) days without modification to the terms and conditions of the policy, and upon payment of the premium on a pro-rata basis.
(iv)    The builder’s risk policy shall not contain any (i) coinsurance provisions or (ii) exclusion for ensuing direct physical loss or damage resulting from freezing (subject to the policy terms and conditions).
(v)    The builder’s risk policy shall (i) be on a completed value form, (ii) insure 100% of the completed insurable value of the Improvements constituting a part of the Improvements, (iii) value losses at replacement cost, without deduction for physical depreciation or obsolescence including custom duties, taxes and fees and (iv) insure loss or damage from earth movement and flood with separate sublimits equal to project value.
(vi)    The builder’s risk insurance may have a deductible not in excess of $25,000, except for flood and earth movement, which shall have a deductible not in excess of $100,000. In the event the builder’s risk insurance has a deductible in excess of this amount, a zero deductible buy-back policy may be purchased by Lessee to cover the builder’s risk deductible amount.
(g)All policies of insurance required to be maintained shall be endorsed as follows:
(i)    To name the Lessor as additional insureds and loss payees and Lessor’s lender(s), if any, as a mortgagee and loss payee with respect to builder’s risk insurance;
(ii)    To name Lessor as additional insureds and loss payees and Lessor’s lender(s), if any, as an additional insured with respect to all commercial general liability insurance policies utilizing ISO form CG 2010 07 04 for ongoing operations and CG 2037 0704 for completed operations;
(iii)    To name Lessor and Lessor’s lender(s), if any, as additional insureds under the automobile liability policy;
(iv)    Each worker’s compensation/employer’s liability policy will include a waiver of subrogation in favor of Lessor and Lessor’s lender(s), if any;
(v)    To name Lessor and Lessor’s lender(s), if any, as an additional insured under the contractor’s pollution liability policy;
(vi)    To provide a severability of interests and cross liability clause; and

(vii)    That the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by Lessor and/or Lessor’s lender(s). Lessee and their Contractor Entities shall be at all times solely responsible for any deductibles and/or retentions.
(h)Waiver of subrogation in favor of Lessor hereby waiving, and shall require any Contractor Entities to waive, any and every claim for recovery from Lessee, and Lessor hereby waives any and every claim for recovery from Lessee, for any and all loss or damage covered by any of the insurance policies to be maintained under this Agreement. Any deductibles which may apply are the responsibility of Lessee or Contractor Entity. If the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other person), Lessee (or other appropriate party) shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause each such insurance policy to be properly endorsed by the issuer thereof to, or to otherwise contain one or more provisions that, prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.
Section 18.08. Construction Compliance, Modifications, and Indemnity.
(a)    Lessee shall construct and install the Improvements in compliance with all applicable Requirements and insurance requirements.
(b)    Lessee shall not revise, amend, or modify the Plans and Specifications or the Construction Budget without Lessor’s prior written consent if such change would materially reduce the value, change the fundamental nature of the Improvements, or exceed the Construction Budget. Changes required by Law or other Requirements are permitted.
(c)    Until the Final Completion Date, Lessee shall indemnify, defend, and hold harmless Lessor from any claims, liabilities, or losses arising out of or relating to:
(i)Construction, design, or completion of the Improvements to the extent within Lessee’s control;
(ii)Fraud, misapplication of funds, illegal acts, or willful misconduct by Lessee;
(iii)Bankruptcy-related defaults by Lessee; and
(iv)Release or handling of pollutants or hazardous materials caused by Lessee.
Lessee’s indemnity shall not apply claims arising from Lessor’s gross negligence or willful misconduct.
Section 18.09. Construction Payments and Completion Deliverables.
(a)    Lessor shall reimburse Lessee for all construction costs incurred in connection with construction of the Improvements, in accordance with the construction budget. Reimbursement shall occur periodically, on a monthly basis on the first (1st) day of each calendar month (or if the first (1st) day of such month is not a business day, then the next business day), provided no default by Lessee has occurred and is then occurring. The total amount reimbursed shall not exceed the construction budget without Lessor’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed.
(b)    With respect to each Property, until the Final Completion Date, so long as no construction-related event of default has occurred and is then continuing, on the first (1st) day of each calendar month (or if the first (1st) day of such month is not a Business Day, then the next Business Day) (the “Funding Date”), Lessor shall fund to Lessee the amount reflected in the draw request submitted to

Lessor (each such funding, a “Construction Funding”), so long as Construction Agent delivers such draw request to Lessor no later than fifteen (15) Business Days prior to the first (1st) Business Day of the month in which such Funding Date will occur. Each draw request shall be accompanied by reasonable supporting documentation, including itemized invoices and such other cost detail, lien waivers (to the extent applicable), and certifications as Lessor may reasonably require to evidence costs incurred or to be incurred, compliance with the Construction Budget, and proper application of prior construction funding, and Lessor shall have no obligation to make any Construction Funding unless and until a complete draw request is timely delivered. Any failure to timely deliver a complete draw request shall automatically defer the applicable Construction Funding until the first Funding Date occurring after such complete draw request is delivered.
(c)    Upon the Substantial Completion of the Improvements for each Property, Lessee shall deliver to Lessor:
(i)Certificates of Occupancy (temporary, permanent, as applicable) for such Property; and
(ii)A complete set of final Plans and Specifications for the Improvements (collectively, the “Closing Deliverables”).
(d)    The Final Completion Date for a Property shall not be deemed to have occurred until the Closing Deliverables have been delivered to Lessor.
(e)    If Substantial Completion is not achieved by the scheduled Substantial Completion date, unless such failure is to do to a failure by Lessor to provide to pay Construction Funding when due or other act or omission of Lessor, Lessee shall reimburse Lessor for all reasonable carrying costs incurred by Lessor during the period of delay, including interest, real estate taxes, and insurance premiums, as Additional Rent.
Section 18.10. Construction Events of Default.
The following shall constitute an event of default with respect to construction obligations under this Lease (each, a “Construction Event of Default”):
(a)    Lessee fails to apply any funds paid by Lessor to Lessee in a matter consistent with the requirements of this Lease for the payment of Construction Costs.
(b)    Lessee fails to commence construction of the Improvements in accordance with the Plans and Specifications, or fails to achieve Substantial Completion for any Property.
(c)    Lessee abandons or permanently discontinues construction of the Improvements, which shall be deemed to occur if no work is undertaken or completed during a continuous period of sixty (60) days or more.
(d)    Lessee materially breaches any representation, warranty, or obligation relating to the design, construction, or installation of the Improvements, and fails to cure such breach for more than thirty (30) days after Lessee has received written notice thereof from Lessor, or if such breach or failure is of such a nature that it cannot reasonably be cured within such thirty (30) days, such period shall be extended for such longer time as is reasonably necessary (not to exceed ninety (90) days), provided that Lessee has commenced to cure such breach or failure within such period of thirty (30) days and is actively, diligently and in good faith proceeding with continuity to remedy such breach or failure. Then, in any such event, Lessor may, in addition to the other rights and remedies provided for in this Lease, (i) continue this Lease with respect to the applicable Property or Properties and pursue one or more claims for the damages incurred by Lessor as a result of such Construction Event of Default; and/or (ii) require Lessee to exercise its rights and remedies under any relevant Construction Contract, including its rights to terminate such Construction Contract and replace the Contractor.

Lessee and Lessor knowingly waive any right to recover punitive, consequential, special, or indirect damages from the other party and any such party’s direct and indirect members, shareholders, partners, officers, directors, employees agents, and its successors or assigns with respect to any matter arising out of or in connection with any Construction Event of Default or any document contemplated herein or related hereto. The waiver by Lessee and Lessor of any right they may have to seek punitive, consequential, special and indirect damages has been negotiated by the parties hereto and is an essential aspect of their bargain.
[Remainder of page intentionally left blank; signature page(s) to follow]

SCHEDULES AND EXHIBITS
Exhibit A: Defined Terms
Exhibit B: Form of Commencement Date Memorandum
Exhibit C: Authorization Agreement – ACH Payments

MASTER LEASE AGREEMENT
EXHIBIT A
DEFINED TERMS
The following terms shall have the following meanings for all purposes of this Lease:
“Access Date” means the date on which a Property becomes subject to the terms of this Lease, as further defined in that Property’s Commencement Date Memorandum.
“Additional Rent” has the meaning set forth in Section 4.03.
“Adjustment Date” has the meaning set forth in Section 1.07.
“Affected Party” means each direct or indirect participant or investor in a proposed or completed Securitization, including, without limitation, any prospective owner, any rating agency or any party to any agreement executed in connection with the Securitization.
“Affiliate” means any Person which directly or indirectly controls, is under common control with or is controlled by any other Person. For purposes of this definition, “controls,” “under common control with,” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.
“Anti-Money Laundering Laws” means all applicable Laws, regulations and government guidance on the prevention and detection of money laundering, including, without limitation, (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 CFR Part 103.
“Architect” means one or more architects of Lessee’s choosing (provided that such architect shall be a reputable architect with experience in projects that are similar in scope and type to the proposed Improvements).
“Base Annual Rent” has the meaning set forth in Section 1.05.
“Base Monthly Rent” means an amount equal to 1/12 of the applicable Base Annual Rent.
“Business Day” means a day on which banks located in Columbia, Missouri are not required or authorized to remain closed.
“Casualty” means any loss of or damage to any property included within or related to the Properties or arising from an adjoining property caused by an Act of God, fire, flood or other catastrophe.
“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.
“Condemnation” means a Taking and/or a Requisition.
“Construction Budget” means, with respect to each Property, the anticipated Construction Costs to be incurred in the construction, and installation of the Improvements and performance of any related services for the Property.

“Construction Costs” means all costs incurred in connection with the design, development, construction and installation of the Improvements on a Property, as well the costs of excavating, grading, landscaping and other work undertaken to prepare a Property for construction of the Improvements, the purchase price of all fixtures to be installed on the Properties and all other fees, costs and expenses incurred in connection with the design, development, construction, and installation of the Improvements, including all interest, planning, engineering, development, architects’, consultants’, brokers’, attorneys’ and accountants’ fees, appraisal costs, survey costs, insurance costs, transaction costs, demolition costs, permitting costs, costs for title insurance and other soft costs related to the Improvements.
“Construction Contract” means with respect to each Property those certain contracts for the construction and installation of the Improvements and performance of any related services that Lessee shall enter into with a contractor(s) of its choosing; provided, however, that each such contractor shall be a reputable contractor, developer or design builder with experience in constructing projects that are similar in scope and type to the portion of the proposed Improvements for which such contractor is contracted.
“Contractor” means one or more contractors of Lessee’s choosing (provided that such contractor shall be a reputable contractor with experience in projects that are similar in scope and type to the proposed Improvements).
“Costs” means all reasonable documented, third party costs and expenses incurred by a Person, including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, brokerage fees, escrow fees, title insurance premiums, appraisal fees, stamp taxes, recording fees and transfer taxes or fees, as the circumstances require.
“Default Rate” means 15% per annum or the highest rate permitted by Law, whichever is less.
“Disbursing Conditions” means those certain conditions precedent to each Construction Funding hereunder.
“Effective Date” has the meaning set forth in the introductory paragraph of this Lease.
“Environmental Laws” means federal, state and local Laws, ordinances, common law requirements and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees having the effect of Law in effect now or in the future and including all amendments, that relate to Hazardous Materials, Regulated Substances, USTs, and/or the protection of human health or the environment, or relating to liability for or Costs of Remediation or prevention of Releases, and apply to Lessee and/or the Properties.
“Environmental Liens” means any liens and other encumbrances imposed pursuant to any Environmental Law. “Environmental Reports” means all environmental, soils or engineering reports, assessments, studies, test results, notices, agreements and other documentation with respect to any Properties that have been provided to Lessor.
“Existing Environmental Conditions” means those environmental conditions existing or occurring on or prior to the Effective Date, including without limitation those set forth in the Environmental Reports.
“Event of Default” has the meaning set forth in Section 12.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Extension Option” has the meaning set forth in Section 3.02.
“Extension Term” has the meaning set forth in Section 3.02.
“Final Completion Date” means, with respect to each Property, the date on which Lessee has fully completed the construction and installation of the Improvements for the Property and finished performance of any related services. With respect to each Property, the Final Completion Date will be the date on which Substantial Completion of the Improvements has occurred unless the Parties have specifically agreed that a portion of the work on the Improvements is not necessary for there to be Substantial Completion in which case the Final Completion Date will be the date on which such remaining portion of the work on the Improvements has been completed.
“Force Majeure Event” has the meaning set forth in Section 17.01.
“GAAP” means generally accepted accounting principles, consistently applied from period to period.
“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, any state or any political subdivision thereof with authority to adopt, modify, amend, interpret, give effect to or enforce any federal, state and local Laws, statutes, ordinances, rules or regulations, including common law, or to issue court orders.
“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants, the presence of which causes any of the Properties to be in violation of any Environmental Law, or are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “contaminants,” “pollutants,” or words of similar import under any Environmental Law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 5101, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid Laws; (b) asbestos in any form whether or not friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) underground storage tanks; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority pursuant to any Environmental Law.
“Indemnified Parties” means Lender, Lessor, their respective members, managers, officers, directors, shareholders, partners, employees, affiliates, subsidiaries, successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Lessor.
“Improvements” mean those certain facilities, parking fields, infrastructure, landscaping, and all other constructed improvements on each Property, and any off-site roads, utilities, stormwater sanitary sewer, or other facilities required for the operation of the Properties to be constructed pursuant to this Lease.

“Initial Term” has the meaning set forth in Section 3.01.
“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any Person, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate action to authorize any of the actions set forth above in this definition.
“Insurance Premiums” has the meaning in Section 6.03.
“Law(s)” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.
“Lease Term” has the meaning described in Section 3.01.
“Legal Requirements” means the requirements of all present and future Laws (including, without limitation, Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals), all judicial and administrative interpretations thereof, including any judicial order, consent, decree or judgment, and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Lessee or to any of the Properties, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Properties, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Properties.
“Lender” means any lender in connection with any loan secured by Lessor’s interest in any or all of the Properties, and any servicer of any loan secured by Lessor’s interest in any or all of the Properties.
“Lessee Entity” or “Lessee Entities” means individually or collectively, as the context may require, Lessee and all Affiliates thereof.
“Lessee’s Information” has the meaning set forth in Section 17.05(b).
“Lessor Entity” or “Lessor Entities” means individually or collectively, as the context may require, Lessor and all Affiliates of Lessor.
“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, diminutions in value, fines, penalties, interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage to third parties (including, without limitation, attorneys’ fees and other Costs of defense).
“Material Adverse Effect” means a material adverse effect on (a) any Property, including without limitation, the operation of any Property as a Permitted Facility and/or the value of any Property; (b)

the contemplated business, condition, worth or operations of any Lessee Entity; (c) Lessee’s ability to perform its obligations under this Lease; or (d) Lessor’s interests in any of the Properties, this Lease or the other Transaction Documents.
“Monetary Obligations” means all Rent and all other sums payable or reimbursable by Lessee under this Lease to Lessor, to any third party on behalf of Lessor, or to any Indemnified Party.
“Mortgages” means, collectively, the mortgages, deeds of trust or deeds to secure debt, assignments of rents and leases, security agreements and fixture filings executed by Lessor for the benefit of Lender with respect to any or all of the Properties, as such instruments may be amended, modified, restated or supplemented from time to time and any and all replacements or substitutions.
“Net Award” means (a) the entire award payable with respect to a Property by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise; or (b) the entire proceeds of any insurance required under Section 6.03 payable with respect to a Property, as the case may be, and in either case, less any Costs incurred by Lessor in collecting such award or proceeds.
“OFAC Laws” means Executive Order 13224 issued by the President of the United States, and all regulations promulgated thereunder, including, without limitation, the Terrorism Sanctions Regulations (31 CFR Part 595), the Terrorism List Governments Sanctions Regulations (31 CFR Part 596), the Foreign Terrorist Organizations Sanctions Regulations (31 CFR Part 597), and the Cuban Assets Control Regulations (31 CFR Part 515), and all other present and future federal, state and local Laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as supplemented, amended or modified from time to time after the Effective Date, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar Laws, ordinances, regulations, policies or requirements of other states or localities.
“Partial Condemnation” has the meaning set forth in Section 11.03.
“Permitted Amounts” shall mean, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the state or states where the Properties are located.
“Permitted Facility” or “Permitted Facilities” means an equipment rental, equipment sales, equipment maintenance, telematics sales and operations, and administrative offices facility, all related purposes such as ingress, egress and parking, and uses incidental thereto.
“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.
“Personalty” means any and all “goods” (excluding “inventory,” and including, without limitation, all “equipment,” “fixtures,” appliances and furniture (as “goods,” “inventory,” “equipment” and “fixtures” are defined in the applicable Uniform Commercial Code then in effect in the applicable jurisdiction)) from time to time situated on or used in connection with any of the Properties, whether now owned or held or hereafter arising or acquired, together with all replacements and substitutions therefore and all cash and non-cash proceeds (including insurance proceeds and any title and UCC insurance proceeds) and products thereof, and, in the case of tangible collateral, together with all additions, attachments, accessions, parts, equipment and repairs now or hereafter attached or affixed thereto or used in connection therewith.
“Plans and Specifications” means, with respect to each Property, the plans and specifications for the Improvements prepared by Lessee and the Architect as described on Exhibit D to the Commencement Memo, as such Plans and Specifications may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement. The Plans and Specifications for each Property shall, unless otherwise agreed to by the parties, be provided to Lessor within 10 business days of the execution of this Lease for each Property and for any additional Property, within 10 business days of the inclusion of such additional Property.
“Price Index” means the Consumer Price Index which is designated for the applicable month of determination as the United States City Average for All Urban Consumers, All Items, Not Seasonally Adjusted, with a base period equaling 100 in 1982 - 1984, as published by the United States Department of Labor’s Bureau of Labor Statistics or any successor agency. In the event that the Price Index ceases to be published, its successor index measuring cost of living as published by the same Governmental Authority which published the Price Index shall be substituted and any necessary reasonable adjustments shall be made by Lessor and Lessee in order to carry out the intent of Section 4.02. In the event there is no successor index measuring cost of living, Lessor shall reasonably select an alternative price index measuring cost of living that will constitute a reasonable substitute for the Price Index.
“Property” or “Properties” means those parcels of real estate legally described on the applicable Real Property Schedule attached hereto, all rights, privileges, easements and appurtenances associated therewith, and all buildings, fixtures and other improvements now or hereafter located on such real estate (whether or not affixed to such real estate). For the avoidance of doubt, references to Property or Properties shall exclude all personal property, including equipment (regardless of whether the same would be considered a fixture under applicable law).
“Proprietary Information” means the business concept, equipment, operating techniques, marketing methods, financial information, demographic techniques, plans, site renderings, schedules, customer profiles, preference or statistics, itemized costs, territories and development plans and all related trade secrets or confidential or proprietary information treated as such by Lessor or Lessee, whether by course of conduct, by letter or report or by use of any appropriate proprietary stamp of legend designating such information item to be confidential or proprietary, by communication to such effect made prior to or at the time any such Proprietary Information is disclosed to Lessor or Lessee, or otherwise.
“Real Estate Taxes” has the meaning set forth in Section 6.04.
“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any of the Environmental Laws and any applicable federal, state, county or local Laws applicable to or regulating USTs.
“Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials, Regulated Substances or USTs or any Threatened Release.

“Remediation” means any response, remedial, removal, or corrective action, any activity required pursuant to Environmental Laws to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, Regulated Substances or USTs, any actions to cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation required under Environmental Laws relating to any Hazardous Materials, Regulated Substances or USTs.
“Rent” means, collectively, the Construction Period Rent or Base Annual Rent (as applicable), and the Additional Rent.
“Rent Adjustment” means the amount referenced in the applicable Real Property Schedule, which is an amount equal to a chosen percentage of the Base Annual Rent in effect immediately prior to the applicable Adjustment Date.
“Requirements” mean all applicable statutes, codes, laws, ordinances, rules and regulations, orders, requirements, directives and decrees of Governmental Authorities applicable to the design, development, permitting and Substantial Completion of the Improvements for Property, including without limitation, any additional requirements set forth in the applicable Plans and Specifications for the Property.
“Requisition” means any temporary requisition or confiscation of the use or occupancy of any of the Properties by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.
“Reserve” has the meaning in Section 6.04.
“Securities” has the meaning set forth in Section 17.09.
“Securities Act” means of the Securities Act of 1933, as amended.
“Securitization” has the meaning set forth in Section 17.09.
“SNDA” means a subordination, nondisturbance and attornment agreement in commercially reasonable form.
“Substantial Completion” means, with respect to each Property, substantial completion of the Improvements on the Property has been achieved in accordance with all relevant Plans and Specifications for the Property and this Lease and in compliance with all Requirements and insurance requirements, a Certificate of Occupancy has been issued with respect to the Improvements for such Property to the extent required by Law or Governmental Authorities, and Lessee has received the documents and other items required to be delivered pursuant to Section 18.09.
“Successor Lessor” has the meaning set forth in Section 13.03.
“Taking” means (a) any taking or damaging of all or a portion of the Properties (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special; (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding; or (iii) by any other means; or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the Law applicable to the Properties.
“Temporary Taking” has the meaning set forth in Section 11.04.
“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding any Property which may result from such Release.
“Total Condemnation” has the meaning set forth in Section 11.02.
“Transaction Documents” means this Lease, and all documents related thereto.
“U.S. Publicly Traded Entity” means an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the United States or a wholly-owned subsidiary of such an entity.
“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.